UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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STERICYCLE, INC.
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PROXY **STATEMENT** 2021

We Protect
What Matters

Stericycle®

PROXY STATEMENT 2021

Our Company At A Glance

Stericycle is a global business-to-business services company. We provide an array of highly specialized solutions that protect the health and well-being of the people and places around us in a safe, responsible, and sustainable way. Since our founding in 1989, we have grown from a small start-up in medical waste management into a leader across a range of increasingly complex and highly regulated arenas, serving healthcare organizations and commercial businesses of every size through:

- Regulated waste management and compliance solutions
- Secure information destruction
- Patient engagement solutions

Every organization today must comply with increasingly strict regulatory requirements and quality controls in the delivery of their core products or services. Large or small, businesses can't always do it on their own. They seek out Stericycle to help them protect what matters. We have the expertise and passion to take on many complicated and often behind-the-scenes services our clients don't always know how to do well but that ultimately make their businesses better.

Because at Stericycle, we're shaping a healthier and safer world for everyone, everywhere, every day.

OUR MISSION

To protect your health and well-being in a safe, responsible, and sustainable way.

FOUNDED
IN 1989

HEADQUARTERS
BANNOCKBURN, IL

460+ LOCATIONS
IN 18 COUNTRIES

2020 REVENUE OF
$2.7 BILLION

15,000+
TEAM MEMBERS

A Message from the Chairman

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend our virtual 2021 Annual Meeting of Stockholders on Wednesday, May 26, 2021.

As we finished an unprecedented year, we thought it was important to share highlights of the Company's performance during the past year and our areas of focus in the year ahead. Despite the unparalleled challenges brought on by the COVID-19 pandemic, we are pleased to report that we made significant progress throughout 2020 in driving profitable growth and creating long-term shareholder returns. We continued to execute on the key business priorities we established in 2019, while acting with speed and discipline in supporting our team members, customers, and the communities we serve as they responded to the pandemic. Our success is a testament to our team and the importance of the work we do. We are proud of the way that Stericycle lived up to its commitment -- We Protect What Matters -- in the battle against COVID-19, which has reinforced our position as a market leader. The below highlights a few areas of particular significance.

Executing on Key Business Priorities

Stericycle has continued to execute on its overall transformation to drive financial and operational performance and evolve our business for the future by pursuing five key business priorities: quality of revenue, operational efficiencies, enterprise resource planning (ERP) implementation, debt reduction, and portfolio rationalization. Our team built on the significant progress we made in these areas in 2019, and our 2020 results have shown that our strategy is working. Key 2020 highlights include:

- Generating Regulated Waste and Compliance Services organic revenues growth of 1.7%.
- Executing three divestitures, including the divestiture of our Domestic Environmental Solutions business for approximately $462.5 million. We have now completed eight divestitures since January 2019 as we focus on optimizing our core services.
- Reducing net debt by $900.0 million and decreasing total net debt to approximately $1.74 billion, the lowest level in five years.
- Decreasing our credit-agreement defined debt leverage ratio 91 points to 3.54 times.
- Closing a $500.0 million senior note offering and using the proceeds to pay down existing debt, allowing us to extend our overall debt maturity profile at low long-term interest rates.
- Deploying a global human capital management system, global tax management system, and North American employee travel and expense management system as part of our ERP implementation program.

COVID-19 Response

Stericycle team members around the world are an essential part of the healthcare community in the fight against the COVID-19 pandemic. As noted in the "Supporting the Global Fight Against the COVID-19 Pandemic" section of the proxy statement, Stericycle demonstrated strong leadership in our response to the global COVID-19 pandemic. We successfully met the needs of our customers globally, including servicing COVID-19 testing and vaccination sites, by leveraging the scale of our infrastructure and the depth of our industry expertise. Throughout the pandemic, our team members rose to the challenge to support our customers. In addition, we introduced a personal protective equipment (PPE) disposal service for new non-healthcare customers, supporting the ability of businesses to safely remain open.

PROXY STATEMENT 2021

Environmental, Social, and Governance

During 2020, we further aligned our people and processes to drive greater focus on Environmental, Social, and Governance (ESG) matters and are committed to enhancing transparency regarding our performance as a company. Important 2020 advancements include:

- Achieving double-digit, year-over-year improvements on our key safety metrics, lost workday incident rate and vehicle incidents.
- Continuing to expand diversity and inclusion initiatives by advancing employee resource groups and establishing partnerships to support diverse hiring.
- Realigning our executive compensation program with business performance metrics associated with our overall transformation and business priorities, which we believe will drive long-term shareholder value.
- Establishing an Operations and Safety Committee of the Board of Directors to provide oversight of operational objectives and initiatives, our ERP system, and safety and environmental matters.
- Overseeing the establishment of an effective control environment, as the Company fully remediated material weaknesses in internal control over financial reporting.

We anticipate providing more details of our ESG journey and initiatives later this year with the planned release of our 2021 Corporate Social Responsibility Report.

Refreshed Board

We expanded our Board with two new, independent directors, in addition to the seven directors we added over the prior three years. We are committed to ensuring that the composition of our Board includes the right set of skills and expertise, including deep experience in logistics and operations, to guide our company forward. We are also proud that 50% of our directors are diverse in gender or ethnicity, and three of these diverse directors hold leadership roles on the Board, serving as chairs of Board Committees.

Looking Ahead

We are excited about the future of Stericycle. We are confident that our efforts will continue to build the foundation for long-term shareholder returns.

On behalf of the Board and the management team, we want to thank you for your investment and confidence in Stericycle. We look forward to continuing our engagement with our shareholders and building on our successes in 2021.

With gratitude for your confidence and support,

Robert S. Murley

Robert S. Murley
Chairman

PROXY STATEMENT 2021

The Global Impact of Our Service

Stericycle provides essential sustainability services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and lead to greater consumer safety and satisfaction. Here is a sample of the annual global impact of our services:

Medical Waste Management

1.5 BILLION POUNDS

treated in 2020

Unused Pharmaceutical Disposal

40 MILLION POUNDS

safely disposed of in 2020

Sharps Management Service

104 MILLION POUNDS

of plastic diverted from landfill in 2020

Secure Information Destruction

1.1 BILLION POUNDS

of paper recycled in 2020

Learn more about our sustainability efforts at
Stericycle.com/About-Us/Sustainability

Notice of 2021 Annual Meeting of Stockholders
Wednesday, May 26, 2021
8:30 a.m. Central Time
DEAR STOCKHOLDER:
You are cordially invited to attend our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 26, 2021 at 8:30 a.m. Central Time. The Annual Meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/SRCL2021. To enter the Annual Meeting you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
At the Annual Meeting, you will be asked to consider and vote on the following matters:
1.	election to the Board of Directors (the “Board”) of the twelve nominees for director named in this proxy statement;
2.	an advisory vote to approve executive compensation (the “say-on-pay” vote);
3.	approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan;
4.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
5.	a stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right”, if it is properly presented at our Annual Meeting; and
6.	a stockholder proposal with respect to amendment of our compensation clawback policy, if it is properly presented at our Annual Meeting.
Only stockholders of record at the close of business on the record date of March 31, 2021 are entitled to vote at the Annual Meeting.
It is important that your shares are voted, whether or not you attend the virtual meeting. You are encouraged to vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.
For the Board of Directors
Dated: April 14, 2021
Bannockburn, Illinois

Robert S. Murley	Cindy J. Miller
Chairman of the Board	President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the 2021
Annual Meeting of Stockholders to be Held on May 26, 2021:
The Proxy Statement and 2020 Annual Report to
Stockholders are available at www.proxyvote.com

Stericycle, Inc. - 2021 Proxy Statement  1

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. In this proxy statement, “we,” “us,” “our,” “Stericycle” and the “Company” all refer to Stericycle, Inc.
Annual Meeting of Stockholders
Time and Date:	8:30 a.m. Central Time on Wednesday, May 26, 2021
Place:	The completely virtual Annual Meeting will be held at www.virtualshareholdermeeting.com/SRCL2021.
Record Date:	March 31, 2021
Voting:	Stockholders as of the record date are entitled to vote.
Proxy Materials:
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2020) are first being made available to stockholders on or about April 14, 2021.

Meeting Agenda and Voting Recommendations
Agenda Item	Board Recommendation	Page
Election of twelve directors	FOR each Nominee	6
Advisory vote to approve executive compensation (the “say-on-pay” vote)	FOR	25
Approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan	FOR	52
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	FOR	61
Stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right”	AGAINST	64
Stockholder proposal with respect to amendment of our compensation clawback policy	AGAINST	67
2  Stericycle, Inc. - 2021 Proxy Statement

Board Nominees
The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.
Nominee	Age	Director Since	Principal Occupation	Current Committees
Robert S. Murley	71	2017	Chairman of the Board, Stericycle, Inc.; Senior Advisor, Credit Suisse, LLC	None
Cindy J. Miller	58	2019	President and Chief Executive Officer, Stericycle Inc.	• Operations and Safety
Brian P. Anderson	70	2017	Former Senior Vice President and Chief Financial Officer, OfficeMax Incorporated	• Audit (Chair)
Lynn D. Bleil	57	2015	Former Senior Partner, McKinsey & Company	• Compensation • Nominating and Governance (Chair)
Thomas F. Chen	71	2014	Former Senior Vice President and President of International Nutrition, Abbott Laboratories	• Compensation • Nominating and Governance
J. Joel Hackney, Jr.	51	2019	Former Chief Executive Officer, nThrive, Inc.	• Nominating and Governance
Veronica M. Hagen	75	2018	Former President and Chief Executive Officer, Polymer Group Inc.	• Audit • Operations and Safety (Chair)
Stephen C. Hooley	58	2019	Former Chairman and Chief Executive Officer, DST Systems, Inc.	• Audit • Compensation • Operations and Safety
James J. Martell	66	2020	Former Chairman and Chief Executive Officer, Express-1 (the predecessor company to XPO Logistics, Inc.)	• Compensation • Operations and Safety
Kay G. Priestly	65	2018	Former Chief Executive Officer, Turquoise Hill Resources Ltd.	• Audit
James L. Welch	66	2020	Former Chief Executive Officer, YRC Worldwide	• Audit • Operations and Safety
Mike S. Zafirovski	67	2012	Former Director, President and Chief Executive Officer, Nortel Networks Corporation	• Compensation (Chair) • Nominating and Governance
Compensation Highlights
Our compensation program is performance oriented and designed to incentivize our executive officers to improve our operating performance and thereby create value for all of our stockholders. The following table sets forth the 2020 compensation for each named executive officer as determined under the rules of the U.S. Securities and Exchange Commission (“SEC”). See the notes accompanying the Summary Compensation Table herein for more information.
Named Executive Officer	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Cindy J. Miller	936,923	2,781,335	1,821,798	34,172	5,574,228
Janet H. Zelenka	602,308	1,145,505	846,529	3,000	2,597,342
Daniel V. Ginnetti	575,000	911,514	684,394	3,000	2,173,908
Kurt M. Rogers	318,077	1,108,134	418,865	3,000	1,848,076
S. Cory White	440,000	599,941	707,497	97,344	1,844,782
Stericycle, Inc. - 2021 Proxy Statement  3

Supporting the Global Fight Against the COVID-19 Pandemic
We protect what matters. This simple statement serves as an important commitment from Stericycle team members around the world, and our continued role as an essential part of the healthcare community in the fight against the COVID-19 pandemic served as proof of our commitment and leadership. We’ve never been prouder of our team. Since the start of the pandemic, our team members have remained dedicated to serving our customers, supporting our business, and protecting our communities.

We were honored to be recognized with a 2020 BIG (Business Intelligence Group) Award for Business in the enterprise category, which specifically recognized our important efforts to mitigate the spread of COVID-19.

From the start, we were ready to serve

As the pandemic started to unfold, our teams worked closely with key regulatory agencies to determine and implement best practices for the proper packaging, transportation and treatment of COVID-19-generated medical waste. We provided leadership to the healthcare industry as hospitals and clinics sought information on how to safely and compliantly manage their COVID-related medical waste. In the U.S., we established a Coronavirus Knowledge Center for the healthcare community ¬and hosted well-attended webinars on managing COVID-19 medical waste.

Our leadership and commitment positioned us at the forefront
As countries around the world reacted to the emerging pandemic in early 2020, the scale of our infrastructure, depth of our industry expertise, and breadth of our relationships positioned Stericycle at the forefront of COVID-19 medical waste response. As evidence of our leadership, we supported critical temporary hospitals, like the USNS Comfort, the Javits Center in New York, Principality Stadium in Wales, large grocery stores turned into hospitals in Portugal, and converted hotels in Spain. We also partnered with leading healthcare providers, pharmacy chains, and university laboratories to provide medical waste services to more than 4,500 testing centers in the U.S. plus the additional sites across the international markets we serve.

Protecting our team was a priority

To protect the health and well-being of our front-line team members serving hospitals and the healthcare community, we worked with a disciplined sense of urgency to update policies and procedures and implemented new protocols specifically to reduce exposure risk. Our strategic sourcing team worked diligently to provide our field operations employees with appropriate personal protective equipment (PPE). We staggered shift times and dedicated trucks to specific drivers to reduce exposure and potential of spreading of COVID-19. Finally, we implemented more rigorous cleaning protocols for our facilities.

As shelter-in-place orders took effect in 2020, we shifted several thousand team members around the globe to work from home. This widespread work-from-home environment led to new development opportunities to support our managers and supervisors on techniques to support business productivity and maintain connectivity. Additionally, we significantly increased our routine company-wide communication with our team members to keep our organization united and focused on serving our customers.

4  Stericycle, Inc. - 2021 Proxy Statement

New business relationships and customer needs emerged

As businesses in the U.S. began to reopen following shelter-in-place orders, many organizations were faced with the new challenge of managing soiled PPE. The disposal of COVID-related PPE in the non-healthcare setting is not regulated. However, some businesses sought to reduce the risk of spreading disease with a disposal solution beyond the solid waste trash can for the gloves and masks worn by employees. Stericycle was ready with a PPE disposal solution for businesses outside of healthcare settings with both pick-up and mailback options for businesses large and small.

We were among the many preparing for vaccine distribution
As healthcare providers and governments readied for the distribution of vaccines, Stericycle was again operating behind the scenes. Our team supported the U.S. efforts to accelerate the development, manufacturing, and distribution of COVID-19 vaccines, ensuring that proper sharps disposal was a part of the plan for vaccine distribution. In anticipation of increased demand for medical waste disposal solutions due to the vaccine, we modernized our mailback distribution center to increase production of sharps disposal mailback kits by over 200%, and we increased our available inventory of reusable sharps containers for hospitals.

The need for our services to battle the pandemic continues

Today, we are actively supporting the growing number of vaccination sites, disposing of millions of used vaccines safely, securely, and compliantly. With our vast network and infrastructure, we are already prepared to manage higher vaccination volumes with potential increases in demand for service pick-ups or medical waste treatment capacity. Additionally, Stericycle supports the rapid deployment of vaccinations across North America through our Communications Solutions business, which assists hospitals with coordinating individual vaccination appointments with patient hotlines, scheduling services, and appointment reminders.

Stericycle is part of the effort as healthcare fights COVID-19
The battle against COVID-19 is being fought across the entire healthcare community, including device manufacturers, laboratories, testing centers, hospitals, clinics, biopharmaceutical manufacturers, and plasma centers. The proper management of medical waste is a critical underpinning for each of these organizations to ensure safe and compliant disposal of potentially infectious material generated in each of their operations. As the global leader in management of regulated medical waste, we are proud to support the wide range of healthcare organizations that promote and protect our health and well-being every day.

Stericycle, Inc. - 2021 Proxy Statement  5

ITEM 1 Election of Directors for a One-Year Term
Board Refreshment
In conjunction with our comprehensive, multi-year program to transform the Company for long-term sustainability and to drive profitable growth and long-term shareholder returns, we embarked on a similar transformation related to Corporate Governance.
As part of our continuing efforts to ensure that our Board has the right skills and experience to best oversee management and the execution of our strategy and the associated risks, we have added nine new directors since 2017 who have substantial experience in finance, accounting and financial reporting, transportation and logistics, information technology, and business transformation. In addition, since the beginning of 2017, several long-tenured directors have stepped down from the Board. As a result, the average tenure of the nominees for election as a director is less than four years.
We have also revamped our Board leadership. Robert S. Murley was elected as independent Chairman of the Board in March 2018 and new Chairs of the Audit, Compensation, and Nominating and Governance Committees were elected in 2017, 2019 and 2016, respectively. In 2020 we established an Operations and Safety Committee, and elected a new chair of that committee in 2021.
Our Board is currently composed of twelve directors. On March 26, 2020, we entered into a Cooperation Agreement (the “Cooperation
Agreement”) with Saddle Point Management, L.P., Maxima Fund I, L.P. and Roy J. Katzovicz (collectively, the “Investors”) pursuant to which we agreed, among other things, to increase the size of our Board from ten to twelve directors and to nominate James J. Martell and James L. Welch for election to our Board at the 2020 Annual Meeting of Stockholders. Messrs. Martell and Welch were elected as directors at the 2020 Annual Meeting. In early 2021, we agreed to extend the Cooperation Agreement for an additional year and we have nominated Messrs. Martell and Welch for re-election to our Board at this year’s Annual Meeting.
With the exception of Ms. Miller, our President and Chief Executive Officer, all of our director nominees are outside directors (i.e., directors who are not officers or employees of Stericycle). The Board has determined that all of our outside directors are independent under the applicable rules of the SEC and listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).
Each director elected at the Annual Meeting will hold office until our 2022 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All of the director nominees were elected to serve as directors at our 2020 Annual Meeting of Stockholders.
Snapshot of 2021 Director Nominees
The nominees for Director are overwhelmingly independent. The nominees for Director also represent diverse points of view that contribute to a more effective decision-making process.

6  Stericycle, Inc. - 2021 Proxy Statement

Voting in Uncontested Director Elections
Under our bylaws, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.
If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his or her successor is elected and qualified or until he or she resigns. Under our bylaws, an incumbent director who is not re-elected is required to tender his or her resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.
Stericycle, Inc. - 2021 Proxy Statement  7

Nominees for Director
ROBERT S. MURLEY, INDEPENDENT CHAIRMAN

Director since January 2017
Age 71

Experience: Robert S. Murley has served as our Chairman since March 2018. Mr. Murley is a Senior Adviser to Credit Suisse, LLC, a financial services company. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse, LLC and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley is a member of the Board of Directors of Health Insurance Innovations Inc., of privately held Brown Advisory Incorporated, and on the Board of Advisors of Harbour Group. He was formerly on the Board of Directors of Stone Energy Corporation and Apollo Education Group, Inc. Mr. Murley is an Emeritus Charter Trustee of Princeton University, is a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, and is Chairman of the Board of the UCLA Anderson Board of Advisors.

Skills & Qualifications: Mr. Murley’s existing company board experience, his deep knowledge of the capital markets and the economy, and his extensive experience leading and advising a range of businesses across multiple industries make him a valuable member of the Board.

CINDY J. MILLER

Director since February 2019
Age 58

Experience: Ms. Miller has served as a Director since February 2019 and became Stericycle’s President and Chief Executive Officer on May 2, 2019 after serving as President and Chief Operating Officer since

October 2018. Ms. Miller previously served as President, Global Freight Forwarding for United Parcel Service (“UPS”), a multinational package delivery and supply chain management company, from April 2016 to September 2018 and as President of UPS’s European region from March 2013 to March 2016. Ms. Miller serves as a director of UGI Corporation.

Skills & Qualifications: From her 30-year career at UPS, Ms. Miller brings to the Board significant transportation and logistics expertise, and she also has deep knowledge and experience in the healthcare industry, business transformation and change management, operations management, strategy, safety and international business.

BRIAN P. ANDERSON

Director since January 2017
Age 70

Experience: Mr. Anderson served as Senior Vice-President and Chief Financial Officer of OfficeMax Incorporated from 2004 to 2005 and as Senior Vice President and Chief Financial Officer of Baxter International from

1997 to 2004. He joined Baxter in 1991, as Vice President, Corporate Audit, and became Corporate Controller in 1993 and then Vice President, Finance in 1997. Before joining Baxter, he spent 15 years with Deloitte in the Chicago office and the Washington, D.C. office as an Audit Partner. He is a member of the Board of Directors of W. W. Grainger, Inc. and PulteGroup, Inc. He is the former Chairman of the Audit Committee of James Hardie, Plc., Chairman of the Nemours Foundation, Chairman of the Audit Committee of the PulteGroup, Inc., and Lead Director and Audit Committee Chairman of W. W. Grainger, Inc. Mr. Anderson serves on The Governing Board of the Center for Audit Quality and served on the Board of A.M. Castle & Co. from 2005 to 2016, as Audit Committee Chairman (2005-2010) and Chairman of the Board (2010-2016).

Skills & Qualifications: Mr. Anderson brings to our Board his significant experience as a chief financial officer of two large multinational companies, in-depth knowledge with respect to the preparation and review of complex financial reporting statements, and experience in risk management and risk assessment.

LYNN D. BLEIL

Director Since May 2015
Age 57

Experience: Ms. Bleil was the leader of the West Coast Healthcare Practice of McKinsey & Company (“McKinsey”), a management consulting firm. Ms. Bleil was also a leader of McKinsey’s worldwide Healthcare Practice.

She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy and organization. Ms. Bleil also serves as a director of Amicus Therapeutics Inc., Alcon AG, Sonova Holdings AG, and Intermountain Healthcare’s Park City Hospital. She was formerly a director of DST Systems, Inc. and Auspex Pharmaceuticals, Inc.

Skills & Qualifications: Ms. Bleil brings to the Board significant experience in the healthcare industry, as well as commercial expertise and expertise in corporate strategy, mergers and acquisitions, and financial reporting, compliance and risk management.

8  Stericycle, Inc. - 2021 Proxy Statement

THOMAS F. CHEN

Director Since May 2014
Age 71

Experience: Mr. Chen served as Senior Vice President and President of International Nutrition, Abbott Laboratories (“Abbott”) before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer, Inc. Mr. Chen currently serves as a director of Baxter International Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Corporation, to bolster U.S. manufacturers’ market presence in China. Mr. Chen previously served as a director of Cyanotech Corporation.

Skills & Qualifications: With his extensive international business experience in pharmaceutical, hospital products, and nutritionals through his 22-year career at Abbott, Mr. Chen provides our Board with a distinct global perspective resulting from his experience with diverse geographies and healthcare products. He also provides our Board with significant operational, strategy, mergers and acquisitions, healthcare industry, governmental and regulatory, and commercial expertise.

J. JOEL HACKNEY, JR.

Director Since March 2019
Age 51

Experience: Mr. Hackney served as the Chief Executive Officer and a director of nThrive, Inc., a revenue cycle management company providing medical billing and coding, business analytics and advisory services, from January 2016 to February 2021. Previously, he was the Chief Executive Officer and a director of AVINTV.

Skills & Qualifications: With more than 25 years of experience leading both private and public companies domestically and abroad, Mr. Hackney brings to our Board deep expertise in driving business transformation and profitable growth.

VERONICA M. HAGEN

Director Since June 2018
Age 75

Experience: From 2007 until her retirement in 2013, Ms. Hagen served as Chief Executive Officer of Polymer Group, Inc., a global engineering materials company, and served from 2007 to 2015 as a Director. She also served as President of Polymer Group, Inc. from January 2011 until her retirement in 2013. Prior to joining Polymer Group, Inc., Ms. Hagen was the President and Chief Executive Officer of Sappi Fine Paper, a division of Sappi Limited. She has served as Vice President and Chief Customer Officer at Alcoa Inc. and owned and operated Metal Sales Associates. She is a Director of American Water Works Company, Inc., and Newmont Corporation. She previously served as a director of The Southern Company.

Skills & Qualifications: Ms. Hagen brings business transformation and risk management expertise, corporate governance knowledge and senior leadership and environmental matters experience. Ms. Hagen’s experience as chief executive officer of two global companies allows her to contribute valuable insights to our Board regarding operations management, customer service, safety and strategic planning.

STEPHEN C. HOOLEY

Director Since March 2019
Age 58

Experience: Mr. Hooley served as Chairman, Chief Executive Officer and President of DST Systems, Inc., a provider of advisory, technology and operations outsourcing to the financial and healthcare industries, from July 2014 to April 2018. He was Chief Executive Officer and President of DST Systems from September 2012 to July 2014 and President and Chief Operating Officer from July 2009 to September 2012. He was previously the President and Chief Executive Officer of Boston Financial Data Services. Mr. Hooley serves as a director of Brighthouse Financial, Inc. and Q2 Holdings, Inc. and served on the Board of Directors of Legg Mason until it was acquired by Franklin Resources.

Skills & Qualifications: Mr. Hooley brings service as a public company chief executive officer and director, deep experience in the financial services and healthcare industries and extensive IT, business transformation, and strategy expertise.

Stericycle, Inc. - 2021 Proxy Statement  9

JAMES J. MARTELL

Director Since May 2020
Age 66

Experience: Mr. Martell is a logistics veteran with 40 years of industry experience, previously serving as Chairman and Chief Executive Officer of Express-1, the predecessor company of XPO Logistics, Inc., a company engaged in freight logistics. Mr. Martell served on the XPO board until 2016. Mr. Martell joined Express-1 after serving as Chief Executive Officer of SmartMail, which he sold to DHL International GmbH, from 1999 to 2006. Before that, Mr. Martell was a founding senior executive of UTi Worldwide, a global transportation and logistics company, which he managed from 1995 to 2000. Prior to UTi Worldwide, Mr. Martell spent nearly 14 years in various management positions at FedEx and UPS. Mr. Martell has served on the boards of multiple private logistics and transportation companies and previously served on the board of publicly traded Mobile Mini, Inc. from 2010 to 2020.

Skills & Qualifications: Mr. Martell brings extensive operational, safety and leadership experience, including extensive logistics experience, as a former chief executive officer and senior leader of several major transportation organizations.

KAY G. PRIESTLY

Director Since June 2018
Age 65

Experience: Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources Ltd., an international mining company, from May 2012 until her retirement in December

2014. She previously served as Chief Financial Officer of Rio Tinto Copper, a division of the Rio Tinto Group (“Rio Tinto”), from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012. From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. She previously spent over 24 years with global professional services firm Arthur Anderson, where she provided tax, consulting and M&A services to global companies across many industries. She is a director of TechnipFMC plc and SSR Mining Inc. (formerly Alacer Gold Corp.). She formerly served as a director of New Gold Inc., FMC Technologies, Inc. and Stone Energy Corporation.

Skills & Qualifications: Ms. Priestly brings to our Board extensive executive management experience as a chief executive officer and senior officer of major organizations with international operations. She also brings substantial business transformation, accounting, financial, risk management, M&A and consulting expertise.

JAMES L. WELCH

Director Since May 2020
Age 66

Experience: Before retiring in 2018, Mr. Welch served as Chief Executive Officer of YRC Worldwide, a holding company of several brands focused on shipping and supply chain solutions in North America. In

2011, Mr. Welch re-joined YRC Worldwide from same-day transportation provider Dynamex Inc., where he had served as President and CEO since 2008. Prior to that, he served as a Consultant at Goldman Sachs Special Situations Group. Mr. Welch started his career in 1978 at Yellow Transportation, where he spent over 28 years and held multiple operations and sales positions across the organization, including President and CEO for seven years. Mr. Welch currently sits on the boards of Schneider National, where he has served since 2018, and SkyWest, Inc., where he has served since 2007. He previously sat on the boards of YRC Worldwide from August 2011 to July 2018, Roadrunner Transportation Systems from 2010 to 2011, and Spirit Aerosystems Holdings from 2008 to 2011.

Skills & Qualifications: Mr. Welch brings to our Board extensive executive management experience as a chief executive officer in the transportation and supply chain industries. He also brings substantial public company, international business, operations, safety, accounting, financial, risk management, and consulting expertise.

MIKE S. ZAFIROVSKI

Director Since November 2012
Age 67

Experience: Mr. Zafirovski is the founder and President of The Zaf Group LLC, a management consulting and investment firm established in November 2012. From November 2005 to August 2009, Mr. Zafirovski served as the President and

Chief Executive and a director of Nortel Networks Corporation. Prior to that, he was the President and Chief Operating Officer and a director of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the personal communications sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the consumer, industrial and financial services areas, his most recent being President and Chief Executive Officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski currently serves as a director of Apria Healthcare Group Inc. and is a former director of The Boeing Company.

Skills & Qualifications: Mr. Zafirovski provides guidance to the Board on a wide variety of strategic, operational and business matters based on his substantial experience leading enterprises with significant international operations. He also provides business transformation, information technology, mergers and acquisitions, healthcare industry, and government and regulatory expertise.

The Board of Directors recommends a vote “FOR” the election of these twelve Director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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Director Qualifications
We believe that the twelve director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment, and a long-term perspective in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures, and growth dynamics of these other companies.
The Nominating and Governance Committee seeks to ensure that we have an experienced and exceptionally qualified Board with deep expertise in areas relevant to Stericycle. When evaluating potential director nominees, the committee considers each individual’s professional expertise and background, in addition to his or her personal characteristics. The committee always conducts this evaluation in the context of the Board as a whole. The committee works with the Board to determine the appropriate mix of backgrounds and experiences that will foster and maintain a Board strong in its collective knowledge and best able to perpetuate our long-term success. To assist in this objective, the Nominating and Governance Committee conducts a detailed annual evaluation of the Board and the Board’s committees, assessing the experience, skills, qualifications, diversity, performance and contributions of each individual and of the group as a whole.
Key skill sets and competencies for the Board include:
•
public company board service and governance expertise, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of transparency, accountability for management and the Board, and protection of stockholder interests;

•
operational expertise, which gives directors specific insight into, and expertise that will foster active participation in the oversight, development, and implementation of our operating plan and business strategy;

•
transportation and logistics expertise, which is fundamental to our business that involves management of an extensive fleet. A deep understanding of routing, transportation, and logistics brings insights to drive best practices and operational efficiencies;

•
financial reporting, compliance and risk management expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting, financial reporting, and enterprise risk management;

•	healthcare industry expertise, which is vital in understanding and reviewing our strategy as the majority of our customer base is the healthcare industry; and
•	transformation and technology expertise, which is important as we continue to execute our Company’s transformation and the implementation of our ERP system.
The following table highlights each nominee’s specific skills, knowledge and experiences in these areas. A particular director may possess additional skills, knowledge, or experience even though they are not indicated below:

Murley	Miller	Anderson	Bleil	Chen	Hackney	Hagen	Hooley	Martell	Priestly	Welch	Zafirovski
Leadership experience (public company CEO/COO)		✓				✓	✓	✓	✓	✓	✓	✓
Public company Board service / governance expertise	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓
Operational expertise		✓			✓	✓	✓	✓	✓	✓	✓	✓
Transportation and logistics expertise		✓							✓		✓	
Business transformation / IT expertise		✓				✓	✓	✓	✓	✓		✓
Corporate strategy and M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Financial reporting, compliance and risk management expertise	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Healthcare industry expertise	✓	✓	✓	✓	✓	✓		✓				✓
Government / regulatory experience		✓			✓			✓	✓		✓	✓
Talent management / HR expertise		✓				✓	✓	✓	✓	✓	✓	
Commercial / go-to-market expertise		✓		✓	✓	✓			✓			✓
International business expertise	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
Gender, ethnic or other diversity		✓	✓	✓	✓		✓			✓		
Tenure on Board (years, as of April 2021)	4	2	4	6	7	2	3	2	1	3	1	8

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Committees of the Board
Our Board of Directors has four standing committees: Compensation, Audit, Nominating and Governance, and Operations and Safety. All of the members of each of the Compensation, Audit, and Nominating and Governance Committees are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards. All of the members of the Operations and Safety Committee are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards with the exception of our President and CEO, Cindy Miller, who is a member of the Operations and Safety Committee.
Compensation Committee
The Compensation Committee determines the structure, award, and public disclosure of all elements of compensation and benefits paid to our CEO and other executive officers. The committee reviews and approves financial and strategic performance objectives with respect to our annual and long-term incentive plans. The committee reviews and approves the respective salaries of the Company’s executive officers in light of the Company’s goals and objectives relevant to each officer, including, as the committee deems appropriate, consideration of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for the Company’s employees generally, and (iv) the salaries paid to comparable officers in comparable companies. The committee determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the committee), after consideration of specific individual and Company performance goals and criteria, and periodically reviews the aggregate amount of compensation and benefits being paid or potentially payable to the Company’s executive officers. The committee also has responsibility for overseeing the Company’s regulatory compliance with respect to compensation matters. Pursuant to the committee’s charter, the committee has responsibility for facilitating a risk review of incentive compensation programs and assessing if those incentives create risks that are reasonably likely to have a material adverse effect on our Company. The committee completed its most recent risk review of the Company’s incentive plans at its meeting in March 2021 and determined that the incentive plans do not create an incentive for risk which may have a material adverse effect on the Company. At the request of the Board, the committee periodically reviews executive leadership development and CEO succession planning and makes recommendations to our Board of Directors.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.
The Audit Committee regularly reviews with the Company’s legal counsel any legal or regulatory matters that may have a material effect on the Company’s financial statements or operations. The Audit Committee also oversees, reviews, and evaluates the adequacy and effectiveness of the Company’s compliance program. The Audit Committee reviews and evaluates the qualifications, performance, and independence of our independent public accountants. The Audit Committee also reviews the performance, effectiveness and objectivity of the Company’s internal audit function, including its staffing, audit plan, examinations, and related management responses.
The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the committee’s attention by our Executive Vice President, Chief Financial Officer and Chief Information Officer, our Executive Vice President and General Counsel, our Executive Vice President and Chief Ethics and Compliance Officer, or by our principal internal auditor. Our management reviews and reports on potential areas of risk at the committee’s request or at the request of other members of the Board.
Nominating and Governance Committee
The Nominating and Governance Committee develops, recommends to the Board and oversees the implementation of our corporate governance policies and practices. The committee monitors ongoing legislative and regulatory changes and initiatives pertaining to corporate governance principles, Environmental, Social and Governance (“ESG”), SEC disclosure rules and Nasdaq listing rules. The committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The committee also recommends to the Board director assignments to the Board’s committees.
Operations and Safety Committee
The Operations and Safety Committee provides oversight and strategic direction on our operational objectives and initiatives, including transportation and logistics, ERP implementation, and technology-enabled operational improvements. Additionally, the Operations and Safety Committee focuses on advancing our overall corporate social responsibility efforts by guiding our safety initiatives, matters of regulatory and environmental compliance, and operational improvements, which may positively impact environmental sustainability and climate change.
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Process for Selecting Directors
As discussed above, the Nominating and Governance Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment, and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally, and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the committee also considers whether and how the candidate would contribute to the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the committee also considers the director’s tenure and capacity to serve, preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which the director serves.
In identifying potential candidates for selection in the future as nominees for election as directors, the Nominating and Governance Committee relies on suggestions and recommendations from the other directors, management, stockholders and others and, when appropriate, may retain a search firm for assistance. In February 2019 and 2020, the Nominating and Governance Committee retained a leading third-party search firm to assist with identifying potential director nominees. The committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the committee indicating the candidate’s qualifications and other relevant biographical information and provide preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination that satisfies the requirements set forth in our bylaws to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) the close of business on the tenth day following the date on which notice or public disclosure of the date of the meeting was first given or made.
Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2022 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

Committee Charters
The charters of the Compensation, Audit, Nominating and Governance, and Operations and Safety Committees are available on our investor relations website, investors.stericycle.com.
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Committee Members and Meetings
The following table provides information about the current membership of the committees of the Board of Directors.
Director	Compensation Committee	Audit Committee	Nominating and Governance Committee	Operations and Safety Committee
Robert S. Murley(1)
Cindy J. Miller				X
Brian P. Anderson(2)		C
Lynn D. Bleil	X		C
Thomas F. Chen	X		X
J. Joel Hackney, Jr.			X
Veronica M. Hagen		X		C
Stephen C. Hooley	X	X		X
James J. Martell	X			X
Kay G. Priestly(2)		X
James L. Welch		X		X
Mike S. Zafirovski	C		X
X	Member
C	Committee Chair
(1)	Mr. Murley serves as the independent Chairman of the Board.
(2)	The Board of Directors has determined that Mr. Anderson, the Chair of the Audit Committee, and Ms. Priestly are “audit committee financial experts” as defined in the applicable SEC rules.
Our Board of Directors held 14 meetings in person, by video conference or by telephone during 2020 and acted without a formal meeting on several occasions by the unanimous written consent of the directors. The Compensation Committee held seven meetings during the year. The Audit Committee held 15 meetings during the year. The Nominating and Governance Committee held four meetings during the year. The Operations and Safety Committee was formed in May 2020 and held two meetings during the year. Each director attended 75% or more of the aggregate number of Board meetings and the total number of meetings of all Board committees on which he or she served during his or her term of service.
We encourage our directors to attend the annual meeting of stockholders. Each of the director nominees attended the 2020 Annual Meeting of Stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting of Stockholders.
Board Leadership
Our Company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated because the Board believes it is in the best interest of our Company to make this determination based upon the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated.
As part of the evolution of the Board of Directors, in March 2018, Mr. Murley, one of our independent directors, was elected Chairman of the Board. The Chairman confers with our CEO on matters of general policy affecting the day-to-day management of our Company’s business. The Chairman coordinates the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Chairman presides at all meetings of the Board of Directors and may call special meetings of the Board when he considers it appropriate. In general, the Chairman oversees the scope, quality, and timeliness of the flow of information from our management to the Board and serves as an independent contact for stockholders wishing to communicate with the Board.
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Our Board believes that an independent Chairman serves the Company and its stockholders well at this time. The combined experience and knowledge of Ms. Miller and Mr. Murley in their respective roles as CEO and Chairman provide the Board and the Company with a day-to-day focus on the operations of the Company combined with independent oversight of the Board and management. Our non-management directors further facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. A high level of contact between our Chairman and Chief Executive Officer between Board meetings also serves to foster effective Board leadership.
Corporate Governance
Executive Sessions of the Board
Our Board of Directors excuses our Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Chairman presiding, to review the Chief
Executive Officer’s performance and to enable each director to raise any matter of interest or concern without the presence of management.
Board Evaluation
Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing a confidential evaluation that is returned to the Chair of the Nominating and Governance Committee. The evaluations elicit input from our directors with respect to the Company’s vision, strategy, and operating performance, our CEO and senior management, and the composition and management of our Board and its committees. The evaluations also seek input from members of the Board committees in such areas as trends and issues affecting the Company, the roles and responsibilities of the committee members, the makeup and composition of the committees, participation and preparation of the committee members, and the effectiveness of the committees. Each director also has the opportunity to provide confidential feedback on each other director. In addition, the Chairman of the Board conducts one-on-one interviews with each member of the Board to solicit additional information and input. Topics discussed by our Chairman with the other directors during such one-on-one interviews include the Company’s strategy, Board and committee composition and function, oversight of management, and an assessment of the effectiveness of individual directors and the Chairs of each of our standing Committees. Our Chairman also asks individual directors open-ended questions soliciting feedback on ways to improve the functioning of the Board and on issues of concern to any individual director. At a subsequent meeting of the Board, the chair of the Nominating and Governance Committee leads a discussion with the full Board of any issues and suggestions for improvement identified in the review of the director evaluations and from the Board Chair’s one-on-one meetings.

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Required Resignation on Change in Job Responsibilities
The Board of Directors has adopted a policy that a director must tender his or her resignation if the director’s principal occupation or business association changes substantially from the position that he or she held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contributions that he or she can be expected to continue to make to the Board.
Director Tenure
In order to assist with Board refreshment and in bringing fresh ideas and perspectives to the Board, in March 2019, the Board revised our Corporate Governance Guidelines with respect to director tenure. The revised Guidelines generally provide that no non-management
Director may be nominated to serve a new term if he or she has already served on the Board for 15 years at the time of election. The Board of Directors may make exceptions to this policy on a case-by-case basis.
Policy on Related Party Transactions
The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director, director nominee or executive officer or an immediate family member of any director, director nominee or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no such transactions during the year ended December 31, 2020 that required the Audit Committee’s approval.
Succession Planning
The strength of our leadership team is critical to our Company’s short and long-term success. As such, the recruitment, development, and retention of talented executives and senior leaders is a priority for the Company and the Board.
On an annual basis, the Board devotes time during a dedicated session to discuss talent management and succession planning. Led by our Chief People Officer, this session includes an overview of senior leaders across the Company’s service lines, global markets, and functional shared services up to and including the executive officers of the company. The Board is also given exposure to emerging, high-potential leaders through formal presentations to the Board and working groups with Board committees.
Beyond the annual succession planning session, the Board is routinely updated on workforce matters including key workforce indicators, team member engagement, recruiting programs, and talent development programs.
Stockholder Engagement
In recent years, we expanded our efforts for engaging with stockholders and introduced a proactive Board outreach program that focused on building relationships with governance representatives among our top stockholders.
During the 2020 proxy season, we proactively reached out to Stericycle’s top 38 stockholders, representing approximately 76% of outstanding shares, offering the opportunity to discuss executive compensation, governance, and matters up for vote at the annual stockholder meeting. Nineteen stockholders, who held approximately 50% of outstanding shares, met with the Company in response to this outreach. In December 2020, we furthered our outreach efforts by contacting our top 30 stockholders, representing approximately 75% of outstanding ownership, to review our Board and executive management refresh, material weakness remediation efforts, results of the 2020 annual shareholder meeting, the Company’s ESG journey, and to discuss broader governance matters. Thirteen stockholders, who held 39% of outstanding shares, met with the Company in response to this outreach.
The proxy and off-cycle outreach programs provided our Board with useful input from our stockholders. The Board acknowledges that transparency and responsiveness is an important component of our governance commitment to stockholders. We remain committed to engaging with our shareholders and value their input and feedback on the governance practices at the Company.
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Risk Oversight
The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Ethics and Compliance Officer, and other members of executive and senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks.
Each Board committee addresses relevant risk topics as part of its committee responsibilities. The committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic reports to the full Board about their deliberations and recommendations. The Audit Committee reviews with management significant risks and exposures identified by management, our internal audit staff or the independent accountants, and management’s steps to address these risks. The Company has expanded its focus on Enterprise Risk Management, is in the process of building a more robust ERM program, has established an ERM Governance Committee comprised of members of management and reviews its progress with the Audit Committee. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy. The Nominating and Governance Committee reviews overall governance risk, including Board and committee composition, ESG, governance processes and stockholder proposal and relations. The Operations and Safety Committee reviews and monitors risks related to operational, safety, environmental, and regulatory matters.
Responsibility for risk management flows to individuals and entities throughout our Company as described above, including our Board, Board committees and senior management. We believe our culture has facilitated, and will continue to facilitate, effective risk management across the Company.
Anti-Hedging and Anti-Pledging Policy
Our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
Clawback Policy
In order to encourage sound financial reporting and enhance individual accountability, we maintain a clawback policy that allows us to recover certain performance-based compensation. Following the 2020 annual meeting of stockholders, the Compensation Committee and Board carefully reviewed and considered the requested terms of a stockholder proposal related to expanding our clawback policy that was then in place, as well as market practices and strong governance practices. As a result of this review, in September 2020, the Board made significant revisions to our clawback policy. After the Board revised our clawback policy, we met with a number of our largest institutional investors to discuss, among other things, the revisions to our clawback policy. None of the shareholders with whom we met expressed negative feedback with respect to our clawback policy as amended. For a summary of the changes made, see “Compensation Discussion and Analysis – Other Compensation Matters – Clawback Policy” below. The clawback policy described in this section is the clawback policy as amended and restated in September 2020. The updated clawback policy is available on our investor relations website, investors.stericycle.com.
The clawback policy applies to our executive officers, Senior Vice Presidents and Vice Presidents (collectively, “Covered Employees”). “Covered Employee” means any current or former Covered Employee. The clawback policy applies to cash bonuses, stock options, PSUs and other equity awards, where, in each case, the payment or award (or vesting) of the equity or other award is based in whole or in part on objective performance criteria. The policy provides that we will, in all appropriate circumstances as determined by the Compensation Committee, require reimbursement or forfeiture of all or a portion of any such incentive compensation awarded to a Covered Employee where the Compensation Committee has determined that either:
(i)
all of the following factors are present: (a) the Company is required to prepare a financial restatement, (b) the award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results for the Company or any of its subsidiaries, divisions or other business units that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we are required to prepare the restatement (the “Look-Back Period”), and (c) a smaller award, vesting or payment would have occurred or been made to the Covered Employee based upon the restated financial results; or

(ii)
(a) there has been misconduct resulting in either a violation of law or of Company policy that has caused significant financial harm to the Company and (b) either the Covered Employee committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In the case of item (i) above, the Company will, to the extent deemed appropriate by the Compensation Committee, seek to recover or cancel the amount(s) by which a Covered Employee’s incentive compensation covered by (i) above that was awarded, vested or paid during the look-back period, exceeded the amount(s) that
Stericycle, Inc. - 2021 Proxy Statement  17

would have been awarded, vested or paid based on the restated financial results. In the case of item (ii) above, the Company will, to the extent deemed appropriate by the Compensation Committee, seek to recover or cancel a Covered Employee’s incentive compensation that was awarded, vested or paid or is scheduled to be vested or paid during any fiscal year in which the misconduct occurred. The right to seek recovery of equity issued upon vesting or payment of equity awards subject to recovery shall extend to any proceeds from the sale of such equity, and the amount of any reimbursement shall be calculated net of taxes paid or payable by the Covered Employee with respect to the recoverable compensation. If the Covered Employee does not reimburse the Company for such amount(s) promptly after request by the Company for such reimbursement, the Company, in addition to any other available remedies, may elect to recover the amount(s) by cancelling outstanding incentive compensation awards or offsetting other amounts due or which may come due to the Covered Employee under other compensation plans or programs.
In determining whether, in its discretion, there are appropriate circumstances to require reimbursement or cancellation of incentive compensation, the Compensation Committee will consider relevant facts and circumstances such as (i) the involvement of any particular Covered Employee in the circumstances that led to the restatement, if applicable, (ii) the extent to which any particular Covered Employee acted in the normal course of the Covered Employee’s duties and in good faith, (iii) the extent of the Covered Employee’s involvement in the misconduct that caused financial harm to the Company, (iv) the amount of incentive compensation involved, (v) the likelihood of success in any action to enforce recovery and the possible costs of recovery, (vi) whether requiring reimbursement or cancellation of incentive compensation would result in substantial adverse tax or accounting consequences to the Company, and (vii) whether requiring reimbursement or cancellation of incentive compensation would prejudice the Company’s interest in any related proceeding or investigation.
In the event that the Compensation Committee requires reimbursement or cancellation of incentive compensation from any executive officer pursuant to the policy, we will disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in the our proxy statement or other filing, so long as the underlying event has been publicly disclosed. The disclosure may be limited if and to the extent the disclosure could reasonably be expected to result in, or exacerbate, any regulatory action, litigation, arbitration, investigation or other proceeding involving the Company or violate any applicable privacy law, right or obligation.
10b5-1 Trading Plan Guidelines
In March 2019, our Board adopted guidelines with respect to trading plans (“10b5-1 Plans”) adopted by employees or directors pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan Guidelines”). These 10b5-1 Plan Guidelines are in addition to the requirements and conditions of applicable law and other Company policies, including our Securities Trading Policy. The 10b5-1 Plan Guidelines require that 10b5-1 Plans be approved by our General Counsel or his designee and that they only be adopted or amended while a trading blackout is not in effect. The 10b5-1 Plan Guidelines provide for a “cooling off” period of at least 30 days before trades can occur after adoption or amendment of a 10b5-1 Plan and before adoption of a new plan after early termination of an existing 10b5-1 Plan. Our 10b5-1 Plan Guidelines also set restrictions on the number of 10b5-1 Plans a covered individual may have in effect, trading outside of an existing 10b5-1 Plan and the length of time a plan may be in effect.
Internal Controls
Under the close oversight of the Audit Committee, we have prioritized the establishment of an effective, efficient and stable control environment that will continue to address historical material weaknesses that have since been remediated. The Audit Committee held a total of 15 meetings during 2020. A number of these meetings were devoted primarily to oversight of our internal controls over financial reporting and remediation of material weaknesses. To advance the Company’s overall control environment, we made several critical leadership changes in 2019, including the promotion of Cindy Miller, Chief Executive Officer, and hiring of Janet Zelenka, Chief Financial Officer, that have allowed us to establish an effective, efficient and stable control environment.
As previously disclosed, as of December 31, 2019 and subsequently filed Form 10-Qs in 2020, we had identified material weaknesses in our internal control over financial reporting related to (i) not fully implementing and monitoring general information technology controls (“GITCs”) in the areas of user access and program change management for systems supporting all of our internal control processes; and (ii) our Domestic Environmental Solutions component of the North America Regulated Waste and Compliance Services segment (referred to herein as
“Environmental Solutions”) related to not fully designing, implementing and monitoring controls relevant to our revenue (including the GITCs for systems supporting this process) and cost of disposal processes.
Through our remediation efforts during 2020, including with the oversight of, and input from, the Audit Committee, we have determined that we have remediated the material weaknesses and that our internal control over financial reporting was effective as of December 31, 2020. We highlight below significant remediation activities undertaken in 2020.
General Information Technology Controls (GITCs):
The remediation actions implemented related to our GITCs included the following:
•
Formalized IT Global Risk and Compliance office responsibilities within the IT function to provide governance, drive accountability, establish GITC compliance and IT performance monitoring, and strengthen our control environment, training and awareness.

18  Stericycle, Inc. - 2021 Proxy Statement

•	Improved logical access and program change management controls including but not limited to:
•	Enhanced the user access review process completeness and accuracy procedures, ensuring all in-scope access was reviewed in a timely manner.
•	Implemented SuccessFactors as the new HR system and linking it to the Company’s network, which strengthened identity and access management of users in the Company’s network.
•
Created consistency in program change management, supported by standard operating procedures to govern the authorization, testing and approval of changes to systems supporting the Company’s internal control processes.

Divestiture of Environmental Solutions:
We completed the divestiture of the Domestic Environmental Solutions disposal group. As a result of this divestiture, the material weaknesses impacting us as of December 31, 2019 associated with the Domestic Environmental Solutions disposal group no longer impacted us subsequent to April 6, 2020, the date of the divestiture.
Sustainability at Stericycle
Our Company was founded on the need to protect people, reduce risk and safeguard communities. We continue to fulfill this need today in our routine operations that compliantly treat potential infectious materials from the healthcare waste stream, safely destroy unused pharmaceuticals, and securely destruct confidential information. We are committed to sharing more information on our focus and efforts related to environmental, social and governance matters.
Protecting the Environment
Our day-to-day operations support the sustainability of modern healthcare, protect people from potentially infectious materials, keep information confidential, protect the environment, and promote sustainability. Our business impact in 2020 included:
•	1.5 billion pounds of medical waste properly treated(1)
•	40 million pounds of unused pharmaceuticals incinerated to avoid diversion and minimize chemicals in waterways(2)
•	1.1 billion pounds of sorted office paper recycled into paper products like napkins, paper towels and bathroom tissue used in a wide range of hospitality and commercial settings(3)
•	104 million pounds of plastic generation avoided, and plastic diverted from landfill as a result of reusable containers within our Sharps Management Service(4)
(1)	The volume of medical waste declined from 2018 due to the divestitures of operations in Argentina, Chile and Mexico as well as lighter volumes of medical waste in 2020 due to the COVID-19 pandemic.
(2)
Weight includes transport packaging. The volume of unused pharmaceuticals declined from 2018, primarily due to the divestitures of Expert Recall, the Expert Pharmaceutical Returns business, and the Environmental Solutions business, which included the StrongPak pharmaceutical disposal program for pharmacies.

(3)	The volume of sorted office paper recycled declined from 2018, primarily due to the closure of customer locations due to the COVID-19 pandemic.
(4)
The volume of plastics avoided increased from 2018 given the identification of reusable container codes used in specific regions that were not previously identified as part of the Sharps Management System.

During 2020, we began tracking natural resource use at our facilities to help estimate Scope 1 and Scope 2 greenhouse gas emissions.
We also made progress toward our key business priority of operational optimization by implementing routing efficiencies. We have executed a “same street” routing analysis to reduce multiple stops in a specific location per week. We also have analyzed and revamped long-haul routes to reduce miles driven. Although our current systems and data tracking do not allow us to estimate gasoline or carbon savings directly from these efforts, routing efficiencies inherently translate into less gasoline used per pound of waste processed and reduced greenhouse gas emissions.
Additionally, we revisited our efforts to upgrade facility lighting to LED bulbs. We converted lighting in five of our larger facilities in the U.S. for a combined estimated annualized savings of 238 metric tons carbon dioxide equivalent. The lighting conversion in other domestic facilities is expected to continue in phases over the next several years.
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Safety and Compliance
We protect people, promote health, and safeguard the environment. This includes protecting our team members and the communities we serve with comprehensive frameworks for regulatory compliance and occupational safety. Over the past several years, we have made meaningful advancements in the development of our Environmental Health and Safety (EHS) program. Our safety improvement journey has included a comprehensive focus on centralized procedures, processes and monitoring as well as formal tracking in an EHS management system and investments in new team member safety programs. Our continued efforts during 2020 to enhance our safety-focused culture resulted in double-digit percentage improvements in key safety performance metrics. This data has been normalized to exclude divestitures.
	2020	2019	% Improved
Global Total Recordable Injury Rate (OSHA TRIR)	4.98	6.33	21%
Global Lost Work Incident Rate (OSHA LWIR)	1.93	2.57	25%
Vehicle Incidents(1)	1,314	1,950	33%
(1)
Data include only the U.S. and Canada for full year 2019 and 2020. Data collection for U.K. and Ireland began in September 2019, as such only September through December is included in 2019 and 2020 metrics to allow for year over year comparison. Vehicle incidents includes any incident involving a vehicle owned, leased or operated by Stericycle, excluding vehicle fires.

We maintain a centralized, global EHS program, which includes a comprehensive collection of policies, procedures and controls. In certain parts of the world, Stericycle is certified as operating in accordance with the requirement of various ISO management standards, including ISO 14001, the Environmental Management Standard, and ISO 45001, the Occupational Health & Safety
Management Standard per local regulatory requirements. In countries and regions where we are not already certified to operate to an ISO standard, we are developing and deploying integrated policies and procedures that meet the requirements of the environmental as well as health and safety standards.
Certification	ISO 9001 - Quality Management System	ISO 14001 - Environmental Management System	ISO 45000 – Occupational Health & Safety Management System (OHSAS 18001)	EMAS – EU Eco- Management and Audit Scheme
UK	✔	✔	✔
Ireland	✔	✔	✔
Spain	✔	✔	✔	✔
Portugal	✔	✔	✔
Germany	✔
Romania	✔	✔	✔
Korea	✔	✔
Japan		✔
Workforce Overview
As of December 31, 2020, we employed over 15,000 active team members with 96% full-time employees. Additionally, we had approximately 1,180 global contingent workers supplementing our staff to fill temporary positions or as part of a temporary-to-permanent recruiting program. Our voluntary turnover rate, excluding turnover due to divestitures, was approximately 22% during 2020.

We are a party to 11 collective bargaining agreements in the U.S. and Canada, covering approximately 750 employees, or approximately 6.5%, of our total U.S. and Canadian workforce. We have additional agreements and work councils covering approximately 1,500 employees outside of North America for a total of approximately 14% of our workforce in a collective bargaining organization. During 2020, we experienced no work stoppages.

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Compensation and Benefits
To support our team members as they focus on their personal well-being and on our Company’s success, we provide a comprehensive compensation and benefits package. Our compensation program includes market-competitive salaries, annual incentive bonus opportunities for managers and senior-level individual contributors, and an equity incentive program for the director-level positions and above. We also offer a range of benefits (varying by country) including:
•	Paid time off (vacation, family leave, sick time and paid disability programs);
•	Healthcare coverage (medical, dental and vision);
•	Financial savings and investment opportunities (flexible spending accounts, health savings accounts, retirement plans, and an Employee Stock Purchase Plan);
•	A suite of life, accident and critical illness insurance programs;
•	Education assistance;
•	Both an employee assistance program and an employee hardship grant program to help those in need.
Focus on Diversity and Inclusion (D&I)
Acknowledging that a diverse and inclusive workforce is a key element of long-term business sustainability, we continue to focus on D&I with the goal of developing a workforce that represents the customers and communities we serve.

To publicly reinforce our commitment, our CEO, Cindy Miller, signed the CEO Action for Diversity & Inclusion Pledge. This is the largest CEO-driven business commitment to advance diversity and inclusion in the workplace, with approximately 2,000 CEOs across all industries and geographies participating.

Within Stericycle, we have five employee resource groups supporting women, Black or African Americans, LatinX, Veterans, and the LGBTQ+ (lesbian, gay, bisexual, transgender and queer) community.
Our Talent Acquisition team has built relationships with numerous organizations in communities we serve to support advancement of D&I or to help us identify a wide range of diverse candidates for open positions that are filled with external candidates. As a result of our recruiting efforts, approximately 62% of all U.S.-based new hires in 2020 were racially or ethnically diverse.

Gender, Racial and Ethnic Diversity of New Hires and Promotions

New Team Member
Promoted Team Members
0%
10%
20%
30%
40%
50%
60%
70%
Global Women
U.S. Racially or Ethnically Diverse*

*Based primarily on self-identification at the time of joining Stericycle.

As we closed 2020, 23% of our global workforce were women, with a slightly higher proportion of women holding senior management and middle management roles (29% and 30%, respectively). Within the U.S., 53% of our team members are from federally designated racial or ethnic minority categories.
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Racial and Ethnic Diversity of Our U.S. Workforce*

Hispanic
21%
Black or African
American
24%
Asian
2%
Other
6%
White
47%

*Based primarily on self-identification at the time of joining Stericycle.

Team Member Engagement and Feedback
During November 2020, we completed a global team member engagement and feedback survey to gauge the sentiment of our team members under our new executive leadership team. The survey included a wide range of topics including manager effectiveness, change management, involvement and belonging, ethics, and communication. Approximately 77% of our team company-wide participated in the survey, compared to 69% from the survey conducted in 2018. Results from the survey indicate an engagement improvement of approximately 10.5% compared to 2018. Additionally, we saw improvements in the areas of change management, job experience and satisfaction, involvement and belonging, manager effectiveness, communication, and quality of service. The top-rated topics from the survey indicate that our team members believe we have strong people managers, prioritize safety, and have clear expectations for ethical behavior.
Code of Conduct
In March 2021, the Board adopted a new and enhanced Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents we file with the SEC and in other public communications. The Code of Conduct applies to all our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on our investor relations website, investors.stericycle.com and is available free of charge on written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.
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Additional Information
We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Copies of this proxy statement and our Form 10-K as filed with the SEC are available on our investor relations website, investors.stericycle.com. Copies of this proxy statement and our Annual Report on Form 10-K may also be accessed directly from the SEC’s website, sec.gov.
Communications with the Board
Stockholders and other interested parties who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and, at his direction, to the other directors. Communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and, at his or her direction, to the other members of the committee.
Director Compensation
For 2020, each outside director’s compensation remained unchanged from 2019 and consisted of an annual cash retainer of $80,000 and an annual equity retainer of $125,000. Unless deferred, the annual equity retainer was paid entirely in time-based restricted stock units (“RSUs”), which vest on the first anniversary of the grant date. We also paid the following retainers to directors with additional responsibilities as the Chairman of the Board or the Chair of a committee:
•	Chairman of the Board – $50,000 cash and $50,000 in RSUs
•	Chair of the Audit Committee – $20,000 cash
•	Chair of the Compensation Committee – $15,000 cash
•	Chair of the Nominating and Governance Committee – $12,500 cash
Under the terms of the Director Compensation Plan, directors may elect to convert all or a portion of the annual cash retainer to time-based RSUs. Directors may also elect to defer receipt of all or a portion of their annual director compensation and convert such compensation to deferred stock units (“DSUs”). DSUs are generally payable in the form of shares of our common stock within a certain period after a director’s death or other separation from service. We did not pay any other fees or other cash compensation to our directors who served during 2020 or provide them with any perquisites or other personal benefits. Directors are not paid separate fees for attending meetings of the Board or its committees. Director cash compensation is payable on a quarterly basis in arrears and prorated if the director did not serve the entire quarter.
The following table provides information about the compensation paid to our directors in 2020. Ms. Miller did not receive any additional compensation for her services as a director or as Chair of the Operations and Safety Committee.
Name	Fees Earned or Provided in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert S. Murley	130,000	174,983	304,983
Brian P. Anderson	100,000	124,966	224,966
Lynn D. Bleil	92,350	124,966	217,316
Thomas F. Chen	80,000	124,966	204,966
J. Joel Hackney Jr.	80,000	124,966	204,966
Veronica M. Hagen	80,000	124,966	204,966
Stephen C. Hooley	79,898	124,966	204,864
James J. Martell	40,000	124,966	164,966
Kay G. Priestly	80,000	124,966	204,966
James L. Welsh	40,000	124,966	164,966
Mike S. Zafirovski	95,000	124,966	219,966
(1)	Ms. Bleil converted $92,350 of her cash compensation into 1,594 DSUs, and Mr. Hooley converted $79,898 of his cash compensation into 1,379 DSUs.
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(2)
Stock awards are valued in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing price of our common stock on the date of the grant. As of December 31, 2020, our non-employee directors held the following outstanding awards:

Name	Stock Options(A)	RSUs	DSUs
Robert S Murley	4,887	174	7,689
Brian P. Anderson	4,887	2,620	1,506
Lynn D. Bleil	16,522	—	9,626
Thomas F. Chen	21,720	2,446	1,506
J. Joel Hackney, Jr.	—	2,446	—
Veronica M. Hagen	—	—	5,050
Stephen C. Hooley	—	2,446	7,211
James J. Martell	—	2,446	—
Kay G. Priestly	—	—	5,050
James L. Welch	—	2,446	—
Mike S. Zafirovski	32,602	—	8,526
(A)	Represents stock options granted in prior years. No stock options have been issued to any non-employee directors since January 2017.
Compensation Plan for 2021
The Compensation Committee regularly reviews director compensation to ensure it remains competitive with our peer group. During 2020, the Compensation Committee asked its independent compensation consultant to conduct an evaluation of our director pay programs relative to the market and to our peer group and the results indicated that Stericycle’s director compensation was well below the median of the peer group at less than the 25th percentile. For 2021, the independent compensation consultant recommended changes to director compensation, taking into account the pay positioning relative to the peer group and that no change was made to director compensation for 2018, 2019 or 2020. After reviewing the results of that analysis, the Compensation Committee recommended several changes to the director pay program for 2021 including an increase in the annual equity grant for all directors from
$125,000 to $145,000 and increases to the retainers for directors who serve as the Chairman of the Board or the Chair of Stericycle’s Audit, Compensation, or Nominating and Governance Committees, as described below:
•	Chairman of the Board – increase from $100,000 to $125,000 (equally divided between cash and RSUs)
•	Chair of the Audit Committee – increase from $20,000 to $25,000
•	Chair of the Compensation Committee – increase from $15,000 to $20,000
•	Chair of the Nominating and Governance Committee – increase from $12,500 to $20,000
Stock Ownership Guidelines
During 2019, we updated our Stock Ownership Guidelines to require that the CEO and all directors are expected to hold at least five times their annual salary (CEO) or cash retainer (non-employee directors) in our common stock. Previously, the CEO and each non-employee director was expected to hold four times his or her salary or annual cash retainer, as applicable.
During 2021, we further enhanced this policy. Prior to March 2021, employees and non-employee directors who were covered under the policy were permanently in compliance with the policy once they had met the holding requirements at just one of the measurement points. After they had met the holding requirements once, they were not required to update their required ownership amount even if a change in stock price or in their compensation would have yielded a higher ownership requirement. We made a change to the policy to eliminate the provision that those covered by the policy remain in compliance once they have met the requirement. Under the updated policy, ownership will be measured at the end of each quarter using current cash compensation retainer amounts (or salary, in the case of the CEO and other covered employees) and a current stock price measurement. We established this program, and recently removed the provision that eliminated the requirement for re-measurement, and increased the ownership requirement, to help further align the long-term interests of directors with the interests of our stockholders.
Although there is no specific period of time in which directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal. To that end, each non-employee director must retain 50% of his or her stock awards until the minimum position requirement has been achieved. All of our directors who have served on our Board of Directors for at least three years are in compliance with the current minimum stock ownership requirement of five times the annual cash retainer, and our other directors are continuing to make progress toward meeting that requirement.
Compliance with these ownership guidelines is measured following the same process used for confirming stock ownership by executive officers. See “Stock Ownership Guidelines” under the “Other Compensation Matters” section.
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ITEM 2  Advisory Vote to Approve Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.
This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers. This advisory vote to approve executive compensation will be held on an annual basis at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2023.
Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Executive Summary” section of “Compensation Discussion and Analysis” to obtain an informed understanding of our executive compensation program.
We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating and retaining highly qualified executive officers and (ii) structuring most of their compensation, aside from their base salaries, to be dependent on our attainment of measurable Company-wide performance targets and sustained growth in our stock price, so that they benefit only if our stockholders benefit.
We believe that our executive compensation program satisfies these objectives. Our executive compensation program consists of short-term cash compensation and long-term equity-based incentive compensation. As described below in “Compensation
Discussion and Analysis,” as a result of an updated market analysis and stockholder feedback, we made several changes to our compensation programs for 2020 to drive desired business results. For 2020, cash compensation was paid in the form of a base salary and annual bonus, and long-term incentive compensation was paid in the form of time-based RSUs and performance stock units (“PSUs”). Annual cash performance bonuses are dependent on Company-wide performance. RSUs are linked to the performance of our common stock, and in the case of PSUs, achievement of a pre-established earnings per share metric (“EPS Metric”), return on invested capital metric (“ROIC Metric”) and relative total stockholder return (“rTSR”) goals. With respect to 2020, cash compensation represented 49% and equity compensation represented 50% of Ms. Miller’s total direct compensation, and cash compensation represented 54% and equity compensation represented 44% of the total direct compensation of our other named executive officers.
Based on 2020 fiscal year performance, our executive officers earned 158.7% of their cash incentive target. Under the long-term incentive program, our executive officers achieved 139.0% of the 2020 performance year target with respect to one-third of their PSUs granted in 2020 (which are still subject to a three-year rTSR modifier and will not vest, if at all, until after the end of 2022). Vesting of performance-based RSU awards granted in 2018 and 2019 was also linked to the achievement of the 2020 PSU targets. The plan design for the 2018 and 2019 performance-based grants did not include any vesting upside potential beyond 100%, therefore, the third tranche of the 2018 award and the second tranche of the 2019 award vested at 100% in spite of the 139% result.
As more fully discussed in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:
Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the approval of this advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Stericycle’s Executive Team Led Through Challenges to Deliver Above Target Results
While the COVID-19 pandemic presented many unique challenges in 2020, our executive leadership team delivered strong financial results for the year while also increasing safety outcomes and maintaining excellent levels of customer service. Although we saw increased demand for some of our regulated waste and compliance services, we also encountered pandemic-related business disruption, which included impacts to secure information destruction and maritime waste services. Given the pandemic-related business impact, our team members quickly mobilized an international effort to secure sufficient PPE for our essential front-line team members, which ensured continuity of service to the healthcare industry during an unprecedented time. Despite these challenges, Stericycle successfully serviced our customers, achieving all-time highs in customer service metrics. We also drove operational efficiencies, executed on several business rationalization initiatives, including our largest divestiture ever, improved our credit agreement defined debt leverage ratios, and launched several new services and products. Thanks to these efforts, Stericycle achieved above-plan results in our annual cash incentive plan (158.7% of target) and long-term performance-based plan (139.0% of target) for 2020 without making any adjustments for pandemic-related impacts.
Our executive team drove these results in a thoughtful way that balanced attainment of strong outcomes without sacrificing our goals to continually improve safety and service and to protect what matters – our team members, our customers, and our communities. When the pandemic first began to have an impact in March 2020, our executive team immediately requested that their salary increases (which had been effective in February 2020) be rolled back until there was better clarity on the impact of the pandemic on our business. When it became clear that we would need to furlough some workers due to the lower demand in certain business areas, Stericycle prioritized employees’ healthcare benefits and continued to pay the employer portion of the furloughed employees’ medical benefits until we could return them to active employment. While many of our employees were able to transition to work from home, many were not, and to reward these front-line employees who worked during the early days of the pandemic (March – June), our executive team made the decision to pay bonuses for these workers in June 2020 as a reward for their perseverance in servicing our customers.
Stericycle values its pay for performance philosophy and our actions have been consistent with this philosophy over time. While we are pleased with the 2020 business results and correlating incentive plan outcomes, we have consistently demonstrated that we align pay with performance – whether above or below plan targets. In recent years, this philosophy has yielded a result of zero or reduced earned compensation for both our annual cash incentive plan and our long-term incentive plan for executives. The cash incentive plan payout was zero for fiscal years 2017 and 2019 and the payout for fiscal 2018 results was low, at 24.2% of target. Similarly, the results for our long-term incentive plan metrics did not meet the threshold for any vesting for our performance-based equity awards tied to fiscal 2017 or 2019 results and the performance-based awards for fiscal 2018 vested at 43.0% of target. Pursuant to the ratable vesting schedule which was in place for performance-based awards through 2019, any unvested awards were forfeited for these three years.
In the midst of achieving these results for 2020, the executive leadership team did not allow other key team member initiatives to fall behind, particularly in the areas of D&I, employee engagement and caring for our team members. As referenced in the earlier Focus on Diversity and Inclusion (D&I) and Engagement sections above, we concentrated significant efforts on enhancing diversity and inclusion with the goal of developing a workforce that represents the customers and communities that we serve. In addition, we completed a global team member engagement and feedback survey to gauge the sentiment of our team members under the new executive leadership team and results from the survey indicate an engagement improvement of approximately 10.5% compared to 2018.
Our executive leadership team also devotes time and effort to caring for our team members and their communities. These efforts include providing every U.S.-based employee with a Seal and Send envelope in their annual benefits enrollment package so that each team member can dispose of unused drugs from their homes safely and free of charge to reduce the opportunity for opioid abuse or for pharmaceuticals to contaminate the water supplies in our team members’ communities. Through our SteriCares program, we provided grants for 41 team members experiencing acute financial needs and raised significant funds for future grants, including a matching campaign by our executive leadership team and board members. In summary, our executive team is committed to cultivating a company that cares for people and the environment while delivering strong financial results to its stakeholders.
Leadership Team Drives Successful Changes for Stericycle
We were able to achieve these results in 2020 in large part due to the strong and diverse skillsets that we have sought out over the last three years by redesigning our executive team. During 2018 and 2019, we significantly evolved the executive management team to drive the transformation of our Company, including the addition of new leaders with deep experience in change management, safety, logistics,
26  Stericycle, Inc. - 2021 Proxy Statement

commercial expertise, engineering capability, technology expertise, and operational excellence. These leaders and the skills they bring have been a critical component on our journey to reposition Stericycle with our customers, improve our long-term growth and profitability, and drive stockholder value, which we are now seeing in the 2020 results.
Our leadership changes began with the appointment of Cindy J. Miller as Stericycle’s President and Chief Operating Officer during October 2018. In February 2019, we announced that Ms. Miller would become President, Chief Executive Officer and a member of the Board of Directors. Her appointment as President, Chief Executive Officer was effective May 2, 2019.
Additional leadership changes that took place from 2018 through the present included the following direct reports to the CEO:
•	Janet Zelenka was named Executive Vice President and Chief Financial Officer on June 1, 2019. She assumed the additional duties and responsibilities of Chief Information Officer on June 28, 2020.
•	Kurt Rogers was rehired at Stericycle as Executive Vice President and General Counsel in March 2020.
•	Joseph A. Reuter was named Executive Vice President and Chief People Officer in January 2019.
•	Daniel V. Ginnetti, former Chief Financial Officer, was named Executive Vice President, International in February 2019.
•	Richard Moore was named Executive Vice President, North American Operations in January 2019 to lead our U.S. and Canada field operations, a newly created role.
•
S. Cory White was appointed Executive Vice President and Chief Commercial Officer in October 2019. He joined Stericycle in April 2019 as Executive Vice President of Communication and Related Services (“C&RS”) and retains his current C&RS responsibilities in his new role.

•
Dominic Culotta was appointed Executive Vice President and Chief Transformation Officer in January 2021 and took on additional responsibilities in transforming the company culture and processes to align the beliefs and behaviors necessary to strengthen our business as we continue our ERP implementation initiatives and leveraging that technology to advance all our operations. He joined Stericycle in April 2019 as Executive Vice President and Chief Engineer, which was a newly created role to drive centralization and standardization across our organization with specific emphasis on field operations.

•	Michael Weisman joined Stericycle as Executive Vice President and Chief Ethics and Compliance Officer in April 2018.
Stericycle’s leadership team includes the CEO and these eight executive vice presidents. Over the last 18 months, the executive team’s new perspective and focus have strengthened Stericycle’s leadership guidance by identifying opportunities for transformation, implementing new policies, procedures and systems, and establishing a collaborative and results-oriented dynamic as an executive team. Together, they have made Stericycle stronger and they strive for continuous improvement.
Our 2020 Named Executive Officers
This Compensation Discussion and Analysis explains our executive compensation program and the compensation awarded to our CEO, CFO, and our three other most highly compensated executive officers who were serving as executive officers as of the end of 2020. These executives, referred to as our “named executive officers” or “NEOs”, were:
Name	Title (as of December 31, 2020)
Cindy J. Miller	President and Chief Executive Officer
Janet H. Zelenka	Executive Vice President, Chief Financial Officer and Chief Information Officer
Daniel V. Ginnetti	Executive Vice President, International
Kurt M. Rogers	Executive Vice President and General Counsel
S. Cory White	Executive Vice President and Chief Commercial Officer
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Executive Compensation Philosophy and Best Practices
Stericycle’s Executive Compensation Philosophy
Our executive compensation program is developed and approved annually by the Compensation Committee. The compensation program for executive officers has two objectives:
1.	To attract, motivate, and retain highly qualified executive officers; and
2.
To structure the bulk of executive compensation to be dependent on Stericycle’s attainment of measurable Company-wide performance targets and sustained growth in our stock price so that executives benefit only if our stockholders benefit.

Our executive compensation program has three components: base salary, short-term incentive awards, and long-term incentive awards. In 2020, base salary and annual performance bonuses were paid in cash, and long-term incentive compensation was paid in the form of time-based RSUs and PSUs. We generally target our executive officers’ total direct compensation to be aligned with the median of our peer group. To ensure appropriate alignment, the Compensation Committee considers experience, individual contributions, and the Company’s performance relative to its peer group when setting pay levels.
The Compensation Committee and the Board work to ensure that our executive compensation program is both market-competitive and performance-oriented. Our executive officers earn base salaries, but the majority of their target compensation comes in the form of annual cash performance bonuses, time-based RSUs and PSUs. As a result, a substantial portion of our executive officers’ compensation is influenced, either positively or negatively, by Company performance.
Our Executive Compensation Best Practices
The Compensation Committee regularly reviews the executive compensation program to ensure that it is aligned with our compensation philosophy, our Company objectives, and stockholder interests. Highlights of key elements of and exclusions from our program are noted below.
What We Do:		What We Don’t Do:
✔	Deliver a significant percentage of target annual compensation as variable compensation tied to performance	✗	No re-pricing of underwater stock options
✔	Align executives’ interests with stockholders’ interests through long-term incentive compensation paid in equity	✗	No excessive perquisites or personal benefits
✔	Maintain an enhanced executive compensation clawback policy	✗	No employment contracts for NEOs
✔	Cap annual and long-term incentive awards
✔	Retain an independent compensation consultant to advise the Compensation Committee
✔	Prohibit officers and directors from engaging in hedging, pledging or short sale transactions involving our securities
✔	Conduct a regular review of proxy advisor policies and corporate governance best practices
✔	Maintain stock ownership and retention guidelines
✔	Provide “double-trigger” vesting of equity awards in connection with a change in control
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Our Compensation-Setting Process
Compensation Committee
Compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors, subject in some instances to approval by the full Board. All of the Committee’s members are independent under the applicable SEC rules and Nasdaq listing standards.
Decision-Making Processes
The Compensation Committee considers a number of factors in setting compensation and incentive award opportunities for our executive officers. These decisions are made with a view to reaching an overall result that the Committee believes is appropriate and fair to each executive officer – both in absolute terms and relative to the compensation of the other executive officers – and fair as well to Stericycle and to our stockholders. The Committee also considers each executive officer’s role, contribution to our performance, and the officer’s compensation history in making compensation decisions.
Compensation decisions are typically made at the regular meeting of the Compensation Committee during the fourth quarter of the year based on market study results and current year performance of the Company and the executive officers. The Committee considers these results in determining the executive officers’ annual cash performance bonuses for the current year and their base salaries and annual cash performance bonus targets for the upcoming year.
Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other NEOs, but management generally does not otherwise participate in the Committee’s decisions.
Decisions regarding the annual equity grants to our executive officers and to our employees generally are made during the first Compensation Committee meeting of the year, subject to approval by the Board of Directors. The Committee determines the equity grant amounts for our executive officers taking into account (i) our overall operating performance, (ii) each executive officer’s individual responsibilities and performance, (iii) competitive market data, (iv) prior equity grants, and (v) the goal of limiting equity grants to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.
Compensation Consultant
In August of 2019, the Compensation Committee engaged Pay Governance LLC as its independent compensation consultant to review our executive compensation philosophy and practices and the composition of our peer group of companies. After a review of the factors prescribed by SEC and Nasdaq rules and regulations in both 2019 and 2020, the Compensation Committee determined that Pay Governance LLC is independent.
Pay Governance provides consulting services to Stericycle’s Compensation Committee, in the form of research, market data and design expertise in developing executive and director compensation programs. A representative of Pay Governance attended each of Stericycle’s Compensation Committee meetings in 2020 and advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including the CEO. The compensation consultant reports directly to Stericycle’s Compensation Committee, and the Committee is free to replace the consultant or hire additional consultants or advisers at any time.
Peer Group
Our peer group is composed of companies that are similar to us in terms of revenue, number of employees, services offered, and industries served. The companies in the peer group are also representative of the types of companies we compete with for executive talent. The Compensation Committee refers to information about our peer group primarily for the purpose of benchmarking the NEOs’ total direct compensation levels, pay practices, and industry pay trends. The Compensation Committee reviews the peer group annually and makes adjustments if necessary (for example, to remove companies in the case of an acquisition).
In 2019, the Compensation Committee engaged its independent advisor to conduct a review of the peer group. Based on that review, the Compensation Committee made several changes to the peer group for 2020, including removing eight companies which were deemed to be too dissimilar in industry type to serve as good comparisons for Stericycle and adding one new peer company. The Committee focused on quality versus quantity when finalizing the peer group and determined that the new peer group provides a stronger basis for analysis and benchmarking over the prior peer group. The Committee intends to refresh the peer group again in 2021 in preparation for compensation benchmarking for 2022 since one peer was acquired by another during 2020 and will no longer serve as a company in our peer group for 2021.
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For 2020, the peer group consisted of the following companies:
Company Name	2020 Revenue ($MM)	Employees	Industry Focus
ABM Industries Incorporated	5,988	114,000	Environmental and Facilities Services
Cintas Corporation	7,085	40,000	Diversified Support Services
Clean Harbors, Inc.	3,144	13,500	Environmental and Facilities Services
Covanta Holding Corporation	1,904	4,000	Environmental and Facilities Services
Ecolab Inc.	11,790	44,000	Specialty Chemicals
Iron Mountain Incorporated	4,147	24,000	Business Services
Pitney Bowes, Inc.	3,554	11,500	Office Services and Supplies
Republic Services, Inc.	10,154	35,000	Environmental and Facilities Services
Tetra Tech, Inc.	2,349	20,000	Environmental and Facilities Services
Waste Connections, Inc.	5,446	18,993	Environmental and Facilities Services
Waste Management, Inc.	15,218	48,250	Environmental and Facilities Services
Stericycle, Inc.	2,676	15,000	Environmental and Facilities Services
Median	5,446	24,000
2020 Executive Compensation Overview
Executive Compensation Program Changes to Align with Our Transformation
At our 2020 Annual Stockholders’ Meeting, our Say on Pay Advisory vote garnered 93.6% support, an outcome significantly above results for 2019, which returned support of 70.6%. We were disappointed by the results of the 2019 Say on Pay Advisory vote and we were determined to listen to our stockholders and make changes to our programs based on their input. After the 2019 annual meeting, we proactively reached out to our top 25 stockholders (82% of outstanding shares) to review changes for the 2020 compensation programs and to discuss feedback from the 2019 Say on Pay Advisory vote.
As a result of this feedback from our stockholders, our Compensation Committee, with the input of a new independent advisor, approved changes in compensation for 2020 to focus management on driving improvements to both the balance sheet and the income statement and to better align Stericycle with compensation best practices. We saw the positive reception of these changes in our Say on Pay Advisory vote with the increase from 70.6% support in 2019 to 93.6% support in 2020. In December 2020, we furthered our outreach efforts by contacting our top 30 stockholders, representing approximately 75% of outstanding ownership, to review several matters, including the 2020 Say on Pay Advisory vote, and 13 stockholders, who held 39% of outstanding shares, met with the Company in response to this outreach.
Given the strong stockholder support in 2020, the information from subsequent shareholder engagement, and the fact that we still have several aspects of our transformation to complete, we have maintained substantially the same plan design for 2021 as was introduced in 2020. Noted below is a summary of the key components of the executive compensation plans that were re-designed for 2020 and will be continued in 2021.
Plan Impacted	Key Changes	Reasons
Annual cash bonus	Selected new metrics of EBIT[1] (40%), Free Cash Flow[1] (35%), Safety Improvements (15%), and Service (10%)	To focus the emphasis on key metrics that represent Company performance and drive stockholder value
Stock options	Eliminated stock options from the long-term incentive program	To align the long-term incentive program with peer group benchmarks and stockholder feedback indicating a desire for a higher concentration of performance-based awards
Time-based RSUs	Adjusted the time-based RSU component of the total long-term incentive award to 45% of the total long-term incentive award	To allow for a long-term incentive mix that is consistent with market norms but weighted less heavily than PSUs
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Plan Impacted	Key Changes	Reasons
Performance-based RSUs (PRSUs)/ Performance Stock Units (PSUs)
Replaced the performance-based RSU component of the long-term incentive award with PSUs which allow for payouts above 100% if achievement of performance goals exceeds targets and weighted the PSUs at 55% of the total long-term incentive award

Added a second, equally-weighted performance metric to supplement adjusted EPS[1] in the form of adjusted ROIC and included an rTSR modifier to be measured over the three-year period

Changed vesting from a three-year ratable schedule to a three-year cliff vesting schedule which pays out only at the end of the three-year period

Move from PRSUs to PSUs provides incentive for exceeding results; weighting at 55% results in over half of the long-term incentive to be linked to company performance goals

Growth and return are classic value creation metrics and two metrics (rather than one) are considered better indicators of financial performance; rTSR modifier further aligns Stericycle payouts with stockholder return

Ratable vesting for PSUs is uncommon and cliff vesting creates additional incentive for retention of NEOs

Peer group	Peer group was adjusted to remove eight companies and add one company
Peer group analysis showed that the previous peer group contained a number of companies that were no longer categorized as a good industry fit; the revised peer group prioritizes quality over quantity and is a better benchmark for the Company

   1Metrics have pre-approved and clearly defined adjusted items that are reasonable and customary.
Our Executive Compensation Program for 2020
The Compensation Committee works with its compensation consultant to conduct an independent review of executive officer salaries. After considering the results of the independent review in 2019, the Compensation Committee approved salary increases for seven of our executive officers, including the CEO, and cash incentive target increases for three of our executive officers, including the CEO, which were effective on February 9, 2020. As the global pandemic began to present new and unknown impacts to businesses everywhere, the officers requested that their salary increases be reversed for the good of the Company and their former salaries were reinstated effective March 22, 2020. After the impact of the pandemic on Stericycle’s business was better understood, the increases were reinstated on June 28, 2020. Additionally, as a result of our Chief Financial Officer assuming the additional duties and responsibilities of Chief Information Officer on June 28, 2020, the Compensation Committee increased her base salary further at that time.
For 2020, our named executive officers’ annual cash performance bonuses were based 40% on the performance of our EBIT Metric and 35% on the performance of our Free Cash Flow Metric. Both metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments.
The metrics for the remaining 25% of the 2020 plan focused on annual priorities, which for 2020 included performance improvement in safety weighted at 15% and delivering strong customer service weighted at 10%.
In 2020, the EBIT Metric and the Free Cash Flow Metric excluded items such as:
•	consulting and professional fees related to certain litigation, settlement and regulatory compliance matters;
•	charges related to certain non-cash impairments;
•	changes in depreciation and amortization expenses compared to amounts included in the incentive target;
•	changes in RISI rates from expected rates;
•	changes in foreign currency rates; and
•	wage subsidies received as a result of the COVID-19 pandemic.
Furthermore, as we divested certain businesses in 2020, we did not reduce our incentive targets down by what was still remaining in the plan for those businesses. Instead, we added back that remaining portion of the income for those businesses in order to reconcile back to the original target. For additional detail and reconciliations, see Appendix A to this proxy statement.
Our executives are also compensated with a long-term incentive program in the form of equity grants. For 2020, the award structure of the long-term incentive plan was divided between time-based RSUs (weighted at 45%) and PSUs (weighted at 55%). Vesting of the PSUs at the end of the three-year vesting period is based on two equally weighted metrics (an EPS Metric and a ROIC Metric), which are averaged
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over the three-year period and then multiplied by an rTSR modifier based on the performance of Stericycle’s stock relative to the S&P Midcap 400. Both metrics have pre-approved and clearly defined adjusted items that are reasonable and customary. These grants of equity were designed to incentivize our named executive officers to focus on long-term value creation.
The principal elements and purposes of our executive compensation program for 2020 are summarized below. These elements are discussed in more detail under “2020 Compensation Program Highlights.”
Compensation Element	Form of Compensation	Performance and Vesting Criteria	Purpose
Base Salary	Cash	N/A	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay
Annual Cash Bonus	Cash	Annual EBIT Metric, Annual Free Cash Flow Metric and Annual Priorities	Incentivize executives to achieve annual performance goals and be rewarded commensurately
Long-term Incentives	Time-based RSUs (45%) PSUs (55%)	Three-year ratable vesting based on continuous service Vest, or not, at the end of the three-year period depending on achievement of pre-established performance metrics	Incentivize long-term value creation and align management’s interests with those of our stockholders
For 2020, approximately 81% of our CEO’s target total compensation and approximately 73% of the target total compensation of our other NEOs was at risk.
The chart below illustrates how these components were allocated in actual total compensation received by our CEO and other NEOs in 2020.

Summary of 2020 Incentive Compensation Outcomes
A.	Annual Cash Performance Bonuses
In 2020, our executive officers were eligible to earn annual cash performance bonuses based 40% upon the performance on our EBIT Metric, 35% upon the performance on our Free Cash Flow Metric and 25% upon the achievement of Annual Priorities, which for 2020 included Safety objectives (15%) and Service objectives (10%). Stericycle achieved above-plan results in our annual cash incentive plan of 158.7% of target without making any adjustments for pandemic-related impacts. Details on the annual cash performance goals and results for 2020 are described below under the section “2020 Compensation Program Highlights.”
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B.	Performance Stock Units (PSUs)
In 2020, our executive officers held unvested performance-based RSUs and PSUs from grants made in 2018, 2019, and 2020. The third tranche of the 2018 grant and the second tranche of the 2019 grant were eligible for vesting based upon 2020 results. Additionally, the first tranche of the 2020 grant was eligible for measurement for conditional vesting based upon 2020 results. 2020 performance was scored against two equally weighted measures - an EPS Metric and a ROIC Metric. Stericycle achieved above-plan results on these metrics, achieving 139.0% of target for 2020 without making any adjustments for pandemic-related impacts. Details on the PSU goals and results for 2020 are described below under the section “2020 Compensation Program Highlights.”
2020 Compensation Program Highlights
Base Salaries
The table below illustrates the NEOs’ base salaries over the past three fiscal years.
	2020 Salary(1) ($)	2019 Salary ($)	2018 Salary ($)
Ms. Miller	960,000	625,000/900,000(2)	625,000
Ms. Zelenka	625,000	575,000	N/A(3)
Mr. Ginnetti	575,000	575,000	550,000
Mr. Rogers	300,000/500,000(4)	500,000	400,000
Mr. White	445,000	N/A(5)	N/A(5)
(1)
As discussed above under the section “Our Executive Compensation Program for 2020,” the base salary amounts for 2020 were only in place during the periods of February 9, 2020 – March 21, 2020 and June 28, 2020 – December 31, 2020. In the case of Ms. Zelenka, her base salary was $595,000 from February 9, 2020 – March 21, 2020, and then effective June 28, 2020, her base salary was increased to $625,000 as a result of her assuming the additional duties and responsibilities of Chief Information Officer on June 28, 2020.

(2)	Ms. Miller’s salary was prorated between her roles as President and Chief Operating Officer (through May 1, 2019) and CEO (effective May 2, 2019).
(3)	Ms. Zelenka joined our Company as Executive Vice President and Chief Financial Officer on June 1, 2019 and therefore was not an NEO in 2018.
(4)	Per an agreement with Mr. Rogers when he returned to the Company, his annualized base salary was $300,000 until October 1, 2020, and then was increased to his prior base salary of $500,000.
(5)	Mr. White was not an NEO in 2019 and 2018.
For 2021, the Compensation Committee once again engaged its compensation consultant to conduct an independent review of executive officer salaries. After considering the results of the independent review, the Compensation Committee approved salary increases for the NEOs effective on March 1, 2021. The 2021 salary increases for the NEOs range from 2% - 5% and represent the Compensation Committee’s intent to keep pace with the market but not to make any large adjustments in base salary levels.
Annual Cash Performance Bonuses
Our annual cash performance bonus program is intended to reward our executive officers for achieving our annual operating plans and budgets. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of base salary.
In 2020, our executive officers were eligible to earn annual cash performance bonuses based upon the achievement of the targets for the EBIT Metric and the Free Cash Flow Metric developed from our annual operating plan and Safety and Service metrics.
As a result, 40% of each NEO’s 2020 annual cash performance bonus target was tied to the achievement of our annual EBIT Metric goal, 35% was tied to the achievement of our annual Free Cash Flow Metric goal and the remaining 25% was tied to achievement of our Annual Priorities, including Safety (15%) and Service (10%).
Performance Goals for 2020 – Annual Cash Performance Bonus
Based upon our annual business plans, the Compensation Committee established minimum, target, and maximum achievement levels for the 2020 EBIT Metric portion of the annual cash performance bonus.
For 2020, the EBIT Metric target was $178.0 million. There would have been no payout for this metric if we failed to attain performance on the EBIT Metric of $144.2 million, and the payout for performance at or above the maximum goal of $200.4 million was capped at
200%. The Compensation Committee also fixed minimum, target, and maximum 2020 Free Cash Flow Metric performance goals and related payout percentages. For 2020, the target for the Free Cash Flow Metric was $173.8 million. There would have been no payout for this metric if we failed to attain minimum performance on the Free Cash Flow Metric of $140.9 million, and the payout for performance at or above the maximum goal of $195.9 million was capped at 200%.
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In addition, the Compensation Committee fixed minimum, target, and maximum Safety performance goals and related payout percentages. For 2020, the Safety target was a 7% reduction in both LWIR (Lost Workday Incident Rate) and vehicle incidents. There would have been no payout for this metric if we failed to attain the minimum reduction of 3%, and the payout for a reduction at or above the maximum goal of 11% was capped at 120%.
Attainment of the Service metric was based on our ability to service and invoice our customers throughout the pandemic, as measured by Net Promoter Scores (NPS), on-time service to customers and invoicing and cash collections. Payout of this metric could not exceed 100% and was determined by the Committee based on data that measured the service goals (NPS, on-time service and reduction in time required for cash collections).
The following table shows how different levels of performance on the EBIT Metric and the Free Cash Flow Metric were designed to affect the payout.
	EBIT Metric Cash Bonus Program for 2020 40% Total Cash Bonus			Free Cash Flow Metric Cash Bonus Program for 2020 35% Total Cash Bonus
	Percentage of Award Payout	Percent EBIT Metric Attainment	EBIT Metric Target (in $ millions)	Percentage of Award Payout	Percent Free Cash Flow Metric Attainment	Free Cash Flow Metric Target (in $ millions)
Minimum	5%	81.0%	144.2	5%	81.0%	140.9
Target	100%	100%	178.0	100%	100%	173.8
Maximum	200%	112.6% or more	200.4 or more	200%	112.6% or more	195.9 or more
The performance targets allowed for payout of the annual cash performance bonuses at levels that increase proportionally from the minimum tier (an amount equal to the specified percentage of the executive officer’s base salary multiplied by the payout percentage associated with the minimum achievement level on any one metric) to the maximum.
The EBIT Metric and the Free Cash Flow Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
For 2020, in order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved an increase in the cash performance incentive targets for Ms. Miller and Ms. Zelenka. The annual target cash performance bonus percentages for 2020 for our named executive officers were as follows:
	Target Cash Performance Bonus Percentage of Base Salary	Target Dollar Amount(1)
Ms. Miller	125%	$1,147,951
Ms. Zelenka	90%	533,414
Mr. Ginnetti	75%	431,250
Mr. Rogers	70%	263,935
Mr. White	60%	264,106
(1)
The target dollar amount takes into account the base salary changes during 2020, including the return to 2019 base salary levels during a portion of 2020 and, for Mr. Rogers, his pro-rated service beginning on March 31, 2020.

Performance Results for 2020 – Annual Cash Performance Bonus
The performance on our EBIT Metric for 2020 for the purpose of the annual cash performance bonus program was $189.6 million compared to a target of $178.0 million, yielding a quotient of 106.5%, which correlates to a payout of 151.7% of target for this metric. The performance on our Free Cash Flow Metric in 2020 for the purpose of the annual cash performance bonus program was $285.5 million compared to a target of $173.8 million, yielding a quotient of 164.2%, which correlates to a payout of 200% of target for this metric. With regard to our Safety metric, we achieved a 24.9% reduction in LWIR and a 32.6% reduction in vehicle incidents, resulting in a payout of 120% of target for this metric. In the area of Service, our NPS reached an all-time high in 2020 and we met our goal of 98% on-time service to customers in spite of the challenges presented by the pandemic, resulting in a payout of 100% for this metric. When these results are weighted and multiplied, the final payout for the annual cash performance plan is 158.7% of target. For additional detail on the adjustments applied to the results of the EBIT Metric and the Free Cash Flow Metric, and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
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In addition to his participation in the annual cash performance bonus program, Mr. White is eligible for a cash incentive, which provides for bonus payments upon the successful execution of certain divestiture transactions related to our C&RS business between
September 30, 2019 and December 31, 2021. Based on the successful completion of transactions that closed in 2020, Mr. White received cash compensation of $288,360 under this agreement during 2020.
Long-Term Equity Incentive Awards
When making long-term equity incentive awards, the Compensation Committee determines the desired total grant date value of each NEO’s award in the manner described above under “Our Compensation-Setting Process.” For 2020, 45% of that total amount was awarded in the form of time-based RSUs and 55% was awarded in the form of PSUs.
No stock options were granted to executives in 2020.
Time-Based Restricted Stock Units for 2020
In 2020, time-based RSUs constituted approximately 45% of our NEOs’ long-term incentive compensation. The number of RSUs awarded to an NEO were determined based on the target grant date value of the NEO’s total equity award. The time-based RSUs granted to executive officers in 2020 as annual awards vest in equal annual installments over three years, beginning on the first anniversary of the grant date. Per an agreement with Mr. Rogers when he returned to the Company, in addition to his annual grant in 2020, he received a grant of 8,559 RSUs on October 2, 2020 that was intended to replace the equity awards he forfeited when he left the Company in early 2020. These RSUs cliff vest on April 1, 2023, the three-year anniversary of his re-hire date.
The 2020 time-based RSU awards for our named executive officers were as follows:
	Time-Based Restricted Stock Units	Grant Date Value
Ms. Miller	30,546	$1,574,952
Ms. Zelenka	14,021	722,923
Mr. Ginnetti	8,782	452,800
Mr. Rogers	17,061	942,017
Mr. White	7,379	380,461
Performance Stock Units for 2020
PSUs were the remaining 55% of our NEOs’ long-term incentive compensation for 2020. The number of PSUs awarded to an NEO was determined based on the target grant date value of the NEO’s total equity award. PSUs granted to executive officers in 2020 vest, if at all, at the end of the three-year vesting period based on two equally weighted metrics (an EPS Metric and a ROIC Metric), which are averaged over the three-year period and then multiplied by a relative TSR modifier based on the performance of Stericycle’s stock relative to the S&P Midcap 400.
The target number of PSUs, and the related grant date value, awarded to our named executive officers in 2020 were as follows:
	Target PSUs	Grant Date Value
Ms. Miller	37,335	$1,924,993
Ms. Zelenka	17,136	883,532
Mr. Ginnetti	10,733	553,393
Mr. Rogers	10,391	481,207
Mr. White	9,019	465,020
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Performance Goals and Results for 2020 – PSUs
The Company began the practice of granting performance-based RSUs in 2017. Each year, the Compensation Committee establishes minimum and maximum achievement levels for payout of the performance-based RSUs (and PSUs, beginning in 2020) based on the achievement of targets for two equally weighted metrics, an EPS Metric and a ROIC Metric. With respect to the 2020 performance year, the Committee established a goal minimum and maximum for the EPS Metric of $0.416 and $0.702, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the conditional vesting of shares. No PSUs are eligible to vest for this metric if we failed to attain a minimum result of $0.416, and the number of PSUs that are eligible to vest for performance at or above 135% of the target of $0.518 is capped at 150% for the 2020 award (and at 100% for any prior performance-based RSU awards that have tranches tied to the 2020 results).
With respect to the 2020 performance year, the Committee established a goal minimum and maximum for the ROIC Metric of 15.87% and 22.33%, respectively. Performance in between these two points is interpolated on a straight-line basis to determine the vesting of shares. No PSUs are eligible to vest for this metric if we failed to attain a minimum result of 15.87%, and the number of PSUs that are eligible to vest for performance at or above 112.6% of the target of 19.8% is capped at 150% for the 2020 award (and at 100% for any prior performance-based RSU awards that have tranches tied to the 2020 results).
For the performance periods ending December 31, 2017 and December 31, 2019, the minimum achievement levels were not met and no performance-based RSUs were earned for those periods. For the performance period ended December 31, 2018, the achievement was above the minimum but below target and so 43% of the first tranche of the performance-based RSUs granted in 2018 and 43% of the second tranche of the performance-based RSUs granted in 2017 were earned.
The most recent performance period ended December 31, 2020. The achievement of our EPS Metric for 2020 for the purposes of the PSU program was $0.709 compared to a target of $0.518, yielding a quotient of 136.8% which correlates to achievement of 150% for the metric. The achievement of our ROIC Metric for 2020 for the purposes of the PSU program was 21.19% compared to a target of 19.8%, yielding a quotient of 107.0% which correlates to 127.9% achievement for the metric. Since the two metrics are equally weighted, the total averaged achievement is 139.0%, which represents the percentage of conditionally vested PSUs for the 2020 performance year for the 2020 award. Actual vesting for the 2020 award will be determined in 2023 after the 2021 and 2022 results are determined and can be averaged with the 2020 results and then be multiplied by the relative TSR modifier for a final vesting number. For the third tranche of the 2018 performance-based RSU award and the second tranche of the 2019 performance-based RSU award that were tied to 2020 performance, the plan design for those awards did not include any upside beyond 100%; therefore, those tranches will be vested at 100% in spite of the 139% result.
The EPS Metric and the ROIC Metric are Non-GAAP measures. For additional detail and reconciliations to the most directly comparable U.S. GAAP measures, see Appendix A to this proxy statement.
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Our Executive Compensation Program for 2021
During 2019, the Compensation Committee engaged a new independent advisor, Pay Governance, and commissioned a market analysis of all of our executive compensation programs. As a result of that analysis and stockholder feedback, we made several changes to our compensation programs for 2020 to drive desired business results.
In 2019, most of our NEOs were relatively new to their roles. As a result, their starting pay targets were established below market median so that successful experience and performance could be recognized with pay increases to achieve market median levels over time. In keeping with that philosophy, at an individual level, we made salary adjustments and bonus target changes for Ms. Miller, Ms. Zelenka and Mr. White to align their compensation more closely with the market. As previously discussed, these salary changes were effective in February 2020 and then reversed given the economic impact of the global pandemic, and later reinstated at the end of June 2020. For 2021, the Compensation Committee again reviewed the NEOs’ compensation levels with its independent advisor and implemented relatively modest salary increases (2% - 5%) for the NEOs to align their compensation more closely to market. These increases were effective on March 1, 2021.
For our annual cash incentive program, we had selected new performance metrics for 2020 that align with our goals and best represent achievement of those goals. For 2020, achievement of payouts under the annual cash incentive plan was based 40% on our EBIT Metric and 35% on our Free Cash Flow Metric. The Compensation Committee considered feedback from its advisor and investors when designing the 2021 annual cash incentive plan and decided to use the same metrics for the 2021 plan. The EBIT Metric provides the best representation of how we are achieving results and managing our capital; effective capital management ultimately shows expansion in operating margin if we are putting that capital to its best use. The Free Cash Flow Metric measures our progress on generating cash from operations, improving our balance sheet, and the effective deployment of capital investments. Both metrics have pre-approved and clearly defined adjustment categories that are reasonable and customary.
The metrics for the remaining 25% of the 2021 annual cash incentive plan will focus on annual priorities, which for 2021 include performance improvement in safety weighted at 15% and maintenance of customer service weighted at 10%. The inclusion of these annual priorities adds a non-financial metric (similar to many peers) that sharpens focus on behaviors not captured in financials. Safety is an essential component of everything we do at Stericycle and reflects our commitment to our customers and employees in keeping all of us and the materials that we collect and dispose of out of harm’s way. Likewise, service is critical to Stericycle’s customer experience, particularly during this time of business transformation and change, and excellence in customer service yields satisfied customers who are less likely to seek services elsewhere.
We also redesigned our equity program in 2020 to better align with market practices and respond to stockholder feedback. Similar to our cash incentive program, the Compensation Committee will continue the 2020 program for 2021. Stericycle’s long-term equity incentive plan no longer includes stock options and divides equity grants by 55% PSUs and 45% RSUs. The vesting of PSUs is based 50% on the achievement of an EPS Metric and 50% on a ROIC Metric. The PSUs are also tied to a relative total stockholder return (or rTSR) modifier which will adjust the number of shares to be vested up or down by up to 25% based upon Stericycle’s three-year performance relative to the S&P Mid Cap 400. The rTSR modifier further aligns plan performance with stockholder return. Like the EBIT Metric and Free Cash Flow Metric, the EPS Metric and ROIC Metric both have pre-approved and clearly defined adjustment categories that are reasonable and customary.
As with 2020, the 2021 PSUs vest at the end of the three-year period. Performance goals for each tranche of the 2021 award will be set annually according to each year’s business plan. Due to the business transformation and portfolio rationalization initiatives that the Company has undertaken, the annual goal-setting process has been necessary to achieve alignment between the performance targets and the annual business plan. Upon completion of the Company’s business transformation, the Committee intends to change the goal-setting process from an annual process to an approach which incorporates a three-year measurement period for the chosen metric. In assessing the 2021 results for our annual cash incentive program, the Committee may consider the effect of the global pandemic and other linked economic and environmental pressures that may impact results.
In designing the 2021 compensation plans, the Committee took into account the result of the stockholders’ advisory vote as well as feedback from stockholder outreach initiatives. During the 2020 “say on pay vote,” we received 93.6% support “for” the executive compensation program, the highest result since 2016. The 2020 program changes included weighting our long-term incentive plan more highly in PSUs, replacing the ratable PSU vesting schedule with a cliff vesting schedule, selecting new incentive plan metrics with pre-approved adjusting item categories, amending retirement vesting for equity grants beginning in 2021 so that continued vesting can be earned at age 65 (or age 60 with five years of continuous service) subject to the employee’s retirement date occurring at least six months after the grant date and also subject to the employee meeting non-compete, non-solicit, and non-disparagement covenants, and amending our Executive Severance and Change in Control Plan (discussed below). Given the careful design of the plan changes and the high level of support from our stockholders for those changes, the Committee decided to continue the same plan designs for 2021.
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2021 Executive Compensation Plans
In order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved compensation plans for our NEOs that included increases in base salary for the NEOs, an increase in the cash performance incentives for Ms. Miller and Mr. White, and a two-part equity program. The compensation plans for our named executive officers in 2021 are as follows:
	Base Salary	Cash Performance Bonus Percentage of Base Salary	Granted PSUs	Granted Time-based RSUs
Ms. Miller	$1,008,000	130%	34,902	28,556
Ms. Zelenka	$656,250	90%	13,697	11,206
Mr. Ginnetti	$586,500	75%	8,167	6,682
Mr. Rogers	$515,000	70%	7,711	6,309
Mr. White	$467,250	70%	6,862	5,615
Other Compensation Matters
Executive Severance and Change in Control Plan
Upon the recommendation of the Compensation Committee, the Board of Directors approved an amended version of the plan for executive severance for 2020, including following a change in control. The plan, which originally went into effect on September 1, 2016, applies to all named executive officers. Stericycle introduced this plan to be competitive with the market and enhance retention and amended the plan in 2020 to stay aligned with market trends and business goals. The amended plan prohibits executives who voluntarily resign or retire from the company from receiving severance payments under the plan.
Under the plan, NEOs are entitled to benefits in the event of a termination of employment by the Company other than for “Cause”, “Death” or “Disability” (as each is defined in the plan). A covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims against Stericycle, as well as non-competition, non-solicitation, confidentiality, and other restrictive covenants that we may deem necessary to protect our interests:
•
An amount equal to the actual annual incentive the executive would have been paid had the executive remained employed on the payment date applicable to then current employees, prorated based on the executive’s period of service through the executive’s termination date.

•	An amount equal to the sum of the executive’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
•	For the Chief Executive Officer, the severance multiple is two.
•	For all other executive officers, the severance multiple is one.
•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.
•
Payment of or reimbursement for the cost of COBRA premiums in connection with the executive’s medical, vision, prescription and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to 18 months.

•	Reimbursement for outplacement benefits up to $25,000.
For involuntary termination (other than for “Cause”) associated with a change in control, which includes voluntary termination for “Good Reason” (as defined in the plan) within 24 months after a change in control, the benefits above remain in place but the annual incentive payment and the severance multiple changes, as follows:
•	An amount equal to the executive officer’s target annual incentive, prorated based on the executive officer’s period of service through the executive officer’s termination date.
•	An amount equal to the sum of the executive officer’s base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”
•	For the Chief Executive Officer, the severance multiple is three.
•	For all other executive officers, the severance multiple is two.
In situations involving voluntary termination other than for Good Reason during the 24-month post-change period or termination for cause, we would only be required to pay accrued obligations to the employee.
38  Stericycle, Inc. - 2021 Proxy Statement

Deferred Compensation Arrangements
Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan effective for deferrals of compensation on and after April 1, 2017. Our NEOs are eligible to participate in the plan, but none of our NEOs elected to participate in the plan in 2020 or prior years. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company Discretionary Contributions”). Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant).
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to 15 years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account, subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause (as defined in the Plan).
Perquisites and Personal Benefits
We provide limited perquisites and personal benefits to our executive officers. See “2020 Summary Compensation Table – All Other Compensation” and the related footnotes.
Stock Ownership Guidelines
All of our executive officers and non-employee directors are expected to hold a minimum position in our common stock. We established this program to help align the long-term interests of our executive officers and non-employee directors with those of our stockholders. For 2020, we increased the stock ownership guidelines for the Chief Executive Officer and Non-Employee Directors from four times annual base salary (for the CEO) or respective annual cash retainer (for the Non-Employee Directors) to five times that amount. To further strengthen our stock ownership guidelines, in March 2021 we amended our stock ownership guidelines to remove provisions to the effect that: (i) the in the value money of vested and unvested stock options would count toward achievement of the applicable stock ownership guideline, and (ii) once a director or executive officer achieved the applicable ownership threshold, that individual would be considered in compliance, regardless of any change in his or her salary or cash retainer, or the price of our common stock, so long as such individual continued to own at least the number of shares of our common stock and other awards owned at the time of achieving the applicable threshold.
Stock Ownership Guideline
Chief Executive Officer	Five times annual base salary
Other NEOs	Three times annual base salary
Non-Employee Directors	Five times annual cash retainers
Although there is no specific period of time in which the executive officers and non-employee directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal, and must retain at least 50% of the net shares acquired upon the vesting or exercise of any equity awards until the minimum position requirement has been achieved.
Shares that will count toward achievement of the stock ownership guidelines include:
•
Shares owned outright (including employee stock purchase plan shares, shares obtained through stock option exercises, shares obtained upon vesting of restricted stock and RSUs and securities convertible into shares of common stock on an as-converted basis) by the executive officer or director or any of such person’s immediate family members residing in the same household;

•	Shares held in trust for the benefit of the executive officer or director or such person’s family;
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•	Shares held in our employee benefit plans, including the 401(k) Savings Plan;
•	Shares of unvested restricted stock and RSUs; and
•	Shares of vested or unvested restricted stock units or RSUs which are deferred under one of Stericycle’s deferred compensation plans (deferred stock units).
Compliance with these stock ownership guidelines is measured quarterly by our internal team responsible for handling executive compensation matters, and the results of such measurement are reported to the Compensation Committee at least once per year. On each measurement date, compliance is measured using each executive officer’s base salary then in effect, and the higher of the closing price of a share of our common stock on the measurement date and the average trailing 180-day trading price per share of our common stock on the Nasdaq Stock Market on such date.
Anti-Hedging and Anti-Pledging Policy
As disclosed earlier in this proxy statement, our directors, officers, consultants, independent contractors and employees of the Company and its subsidiaries are prohibited from (i) short selling our securities, including as part of an arbitrage transaction; (ii) other speculative trading in our securities or hedging of their ownership of our securities, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps, collars or exchange funds; (iii) other transactions that are designed to hedge or offset decreases in the price of our securities; or (iv) holding our securities in a margin account or otherwise pledging our common stock in any manner.
Clawback Policy
As disclosed earlier in this proxy statement, in order to encourage sound financial reporting and enhance individual accountability, we have a clawback policy that allows us to recover from our executive officers certain performance-based compensation in certain circumstances. In 2020, we received a stockholder proposal requesting certain changes to our clawback policy. At the 2020 Annual Meeting, approximately 53% of the shares present voted in favor of that proposal. Following the 2020 Annual Meeting, the Compensation Committee, the Nominating and Governance Committee, and our Board of Directors carefully reviewed and considered the requested terms of the stockholder proposal against our clawback policy that was then in place, as well as market practices and strong governance practices. As a result of this review, in September 2020, the Board made significant revisions to our clawback policy, which it believes substantially implemented the key elements and objectives of the stockholder proposal. After the Board revised our clawback policy, we met with a number of our largest institutional investors to discuss, among other things, the revisions to our clawback policy. None of the shareholders with whom we met expressed negative feedback with respect to our clawback policy as amended. Those changes included, among other things:
Element of Clawback Policy	Prior Clawback Policy	Amended and Restated Clawback Policy
Covered Employees	Section 16 officers only	Section 16 officers, Senior Vice Presidents, Vice Presidents
Required Restatement of Financials	Yes, a restatement was required in order to trigger the clawback policy
No, a restatement is not required to trigger the clawback policy; a recoupment may occur in other circumstances, such as violations of law or Company policy that result in significant financial harm to the Company

Misconduct Required if There is a Restatement
Yes, the employee must have engaged in fraud or intentional misconduct that materially contributed to the requirement for a restatement in order for amounts to be recouped, except as required by applicable law
No, even if there was no misconduct by the employee, amounts may be recouped in a restatement situation
Financial Harm Trigger	No, financial harm to the Company alone would not trigger the policy where no restatement has occurred	Yes, recoupment may occur if there has been a violation of law or Company policy that causes significant financial harm to the Company, even if no restatement has occurred
Oversight or Supervisory Failures as a Trigger	No, the individual must have directly engaged in the fraud or intentional misconduct that materially contributed to the need for a restatement	Yes, recoupment may occur where the employee directly engaged in the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks
40  Stericycle, Inc. - 2021 Proxy Statement

Element of Clawback Policy	Prior Clawback Policy	Amended and Restated Clawback Policy
Public Disclosure	No provision requiring public disclosure of recoupment
Yes, if there is any amount required to be reimbursed or cancelled pursuant to the clawback policy, the Company must disclose the amount of the reimbursement or cancellation and the underlying event triggering the reimbursement or cancellation in its proxy statement, as long as the underlying event has been publicly disclosed by the Company in an SEC filing

As demonstrated in the table above, the revisions made by the Board to the prior clawback policy and reflected in the amended and restated clawback policy adopted in September 2020 significantly expanded the employees covered and the circumstances under which we might recoup incentive compensation paid, granted or awarded to such employees. For additional information on our clawback policy, please see “Corporate Governance – Clawback Policy.”
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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s executive management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Mike S. Zafirovski, Chairman
Lynn D. Bleil
Thomas F. Chen
Stephen C. Hooley
James J. Martell
42  Stericycle, Inc. - 2021 Proxy Statement

2020 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid or earned for the fiscal years noted in the table by our named executive officers:
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Cindy J. Miller President and Chief Executive Officer	2020	936,923	2,781,335	—	1,821,798	34,172	5,574,228
	2019	804,808	1,344,412	844,387	—	222,306	3,215,913
	2018	156,250	822,209	894,995	—	33,526	1,906,980
Janet H. Zelenka Executive Vice President, Chief Financial Officer and Chief Information Officer	2020	602,308	1,145,505	—	846,529	3,000	2,597,342
	2019	331,730	444,429	338,914	—	2,654	1,117,727
Daniel V. Ginnetti(5) Executive Vice President, International	2020	575,000	911,514	—	684,394	3,000	2,173,908
	2019	575,000	731,261	350,826	—	3,000	1,660,087
	2018	550,000	711,944	482,280	99,743	3,000	1,846,967
Kurt M. Rogers(6) Executive Vice President and General Counsel	2020	318,077	1,108,134	—	418,865	3,000	1,848,076
	2019	500,000	440,082	235,748	—	3,000	1,178,830
	2018	400,000	353,624	244,217	58,032	3,000	1,058,873
S. Cory White(7) Executive Vice President, Chief Commercial Officer	2020	440,000	599,941	—	707,497	97,344	1,844,782
(1)
The amounts shown represent the aggregate grant date fair value of RSU and PSU awards, determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant. Because the performance-related component of the PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. As a result, the PSU-related amounts for each year include: (a) for 2020, the sum of the grant date fair values under ASC 718, at target, of the 2020 performance year tranches of the PSUs granted in 2020, 2019 and 2018; (b) for 2019, the sum of the grant date fair values under ASC 718, at target, of the 2019 performance year tranches of the PSUs granted in 2019, 2018 and 2017; and (c) for 2018, the sum of the grant date fair values under ASC 718, at target, of the 2018 performance year tranches of the PSUs granted in 2018 and 2017 (PSUs were not granted in 2016).

      The grant date fair value of time-based RSUs and PSUs with a 2020 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2020 PSUs	Year 2 of 2019 PSUs	Year 3 of 2018 PSUs
Cindy J. Miller	$1,574,952	$678,626	$527,757	—
Janet H. Zelenka	722,923	311,475	111,107	—
Daniel V. Ginnetti	452,800	195,090	115,741	$147,883
Kurt M. Rogers	942,017	166,117	—	—
S. Cory White	380,461	163,935	55,545	—
      The maximum level of performance for Year 1 of the 2020 PSUs is 150% (the three-year measurement period for the 2020 PSUs also includes a rTSR modifier, which will adjust the number of PSUs earned up or down by up to 25% based on our three-year TSR performance relative to the S&P Mid Cap 400), and for Year 2 of the 2019 PSUs and Year 3 of the 2018 PSUs is the same as target. Assuming the 150% maximum achievement, the aggregate grant date fair value of the 2020 performance year tranche of the 2020 PSUs would be: Ms. Miller - $1,017,939; Ms. Zelenka - $467,213; Mr. Ginnetti - $292,635; Mr. Rogers - $249,176; and Mr. White - $245,903.
      Certain amounts in 2019 and 2018 have been updated from prior years to reflect the grant date fair value of all performance year tranches in that year.
      The grant date fair value of time-based RSUs and PSUs with a 2019 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2019 PSUs	Year 2 of 2018 PSUs	Year 3 of 2017 PSUs
Cindy J. Miller	$816,617	$527,757	—	—
Janet H. Zelenka	333,322	111,107	—	—
Daniel V. Ginnetti	347,224	115,741	$147,883	$120,413
Kurt M. Rogers	233,329	77,776	74,882	54,095
      For the 2019 PSUs, the 2018 PSUs and the 2017 PSUs, target performance and maximum performance are the same.
Stericycle, Inc. - 2021 Proxy Statement  43

      The grant date fair value of time-based RSUs and PSUs with a 2018 performance year tranche are as follows:
Name	Time-Based RSUs	Year 1 of 2018 PSUs	Year 2 of 2017 PSUs
Cindy J. Miller	$566,654	—	—
Janet H. Zelenka	—	—	—
Daniel V. Ginnetti	443,648	147,883	$120,413
Kurt M. Rogers	224,647	74,882	54,095
      For the 2018 PSUs and the 2017 PSUs, target performance and maximum performance are the same.
(2)
The amounts shown represent the aggregate grant date fair value of the awards for fiscal years 2019 and 2018. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718, utilizing the assumptions discussed in Note 14 to our financial statements for the fiscal year ended December 31, 2019 and Note 13 to our financial statements for the fiscal year ended December 31, 2018.

(3)
The amounts shown represent the gross amounts of the named executive officer’s annual cash incentive for the applicable fiscal year. In addition, for Mr. White in 2020, the amount shown includes $288,360 related to the successful execution of certain divestiture transactions.

(4)	The amounts shown include the following:
Name	401(k) Matching Contribution	Relocation Expenses	Tax Gross-Up on Relocation Expenses
Cindy J. Miller	$3,000	$—	$31,172
Janet H. Zelenka	3,000	—	—
Daniel V. Ginnetti	3,000	—	—
Kurt M. Rogers	3,000	—	—
S. Cory White	3,000	94,344	—

With respect to relocation expenses, the aggregate incremental cost to our Company is determined by the amounts paid to third-party providers. With respect to Ms. Miller’s tax gross-up on relocation expenses, the amount reflects tax gross-up amounts paid in 2020 related to relocation expenses incurred in the prior year.

(5)	Mr. Ginnetti, our former Chief Financial Officer, transitioned to become Executive Vice President of International in June 2019.
(6)	Mr. Rogers ceased employment with the Company in January 2020 and was subsequently rehired in March 2020.
(7)	Mr. White was not an NEO prior to 2020. As permitted by the SEC, because 2020 was Mr. White’s first year as an NEO, the compensation paid to him prior to 2020 is not included in this table.
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2020 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the plan-based awards for our named executive officers during 2020.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cindy J. Miller			57,398	1,147,951	2,043,352
	2020 RSUs	3/11/2020							30,546	1,574,952
	2020 PSUs	3/11/2020				2,333	12,445	23,334		678,626
	2019 PSUs	3/11/2020				2,315	9,261	9,261		460,265
	2019 PSUs	3/11/2020				339	1,358	1,358		67,492
Janet H. Zelenka			26,671	533,414	949,478
	2020 RSUs	3/11/2020							14,021	722,923
	2020 PSUs	3/11/2020				1,071	5,712	10,710		311,475
	2019 PSUs	3/11/2020				591	2,366	2,366		111,107
Daniel V. Ginnetti			21,563	431,250	767,625
	2020 RSUs	3/11/2020							8,782	452,800
	2020 PSUs	3/11/2020				670	3,577	6,706		195,090
	2019 PSUs	3/11/2020				595	2,383	2,383		115,741
	2018 PSUs	3/11/2020				595	2,383	2,383		147,883
Kurt M. Rogers			13,197	263,935	469,804
	2020 RSUs	5/01/2020							8,502	393,728
	2020 PSUs	5/01/2020				649	3,463	6,493		166,117
	2020 RSUs	10/02/2020							8,559	548,290
S. Cory White			13,205	264,106	470,109
			2,340	360,000	540,000
	2020 RSUs	3/11/2020							7,379	380,461
	2020 PSUs	3/11/2020				563	3,006	5,636		163,935
	2019 PSUs	3/11/2020				243	975	975		55,545
(1)	The Grant Date for the 2019 PSUs and the 2018 PSUs represents the date on which the Compensation Committee established the performance goals for the 2020 performance year tranche for those PSUs.
(2)
These amounts consist of the threshold, target and maximum cash award levels set in 2020 under the annual cash performance bonus program. For Mr. Rogers, the amounts reflect his prorated payout opportunities based on his rehire date of March 31, 2020. The amounts included in the threshold column reflect the payout if threshold performance were achieved at the minimum level required for any payout under one of the metrics, which was 5%. In addition, the second line for Mr. White consists of amounts potentially payable to him based on the successful execution of certain divestiture transactions. Please see “Compensation Discussion and Analysis” for further information regarding the annual cash performance bonus program and Mr. White’s supplemental arrangement.

(3)
The amounts shown at target represent one-third of the target number of units that may be earned under the terms of the award since performance targets are set annually and, as a result, one-third of the grant date fair value is recognized in each performance year, as further described in footnote (5) below. The earnout percentage for each of the three annual tranches of the 2018 and 2019 performance-based RSUs may range from 25% to 100% and vest ratably (if at all) on each anniversary of the grant over the three-year vesting period. The earnout percentage may range from 18.75% to 187.5% of the target PSUs granted in 2020. Any earned 2020 PSUs will vest on the third anniversary of the grant date. Please see “Long-Term Equity Incentive Awards – Performance Stock Units for 2020” in “Compensation Discussion and Analysis” above.

(4)
The amounts represent the time-based RSUs granted to the named executive officers. With the exception of the time-based RSUs granted to Mr. Rogers on October 2, 2020, which RSUs cliff vest on April 1, 2023, the time-based RSUs vest in equal annual installments over three years, beginning on the first anniversary of the grant date, provided that in each case the executive is still employed by the Company on the vesting date. Please see “Compensation Discussion and Analysis” for further information regarding these RSU grants.

(5)
The grant date fair value of each time-based RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the applicable grant date. Because the performance-related component of the PSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance cycle. For 2020, the grant date fair value of the PSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance of the 2020 performance year tranche for each of the 2020 PSUs, the 2019 PSUs and the 2018 PSUs. The maximum level of performance for Year 1 of the 2020 PSUs is 150%, however the three-year measurement period for the 2020 PSUs also includes a rTSR modifier that could add up to an additional 25% on the aggregate three-year results. With respect to the 2019 PSUs and the 2018 PSUs, target performance and maximum performance are the same.

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2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information about the outstanding equity awards held by the named executive officers as of December 31, 2020.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Cindy J. Miller						3/11/2020	30,546	2,117,754	42,188	2,924,894
	5/02/2019	4,687	9,372	57.25	5/02/2027	5/02/2019	2,717	188,370	2,717	188,370
	3/12/2019	8,284	33,133	48.59	3/12/2027	3/12/2019	9,604	665,845	18,522	1,284,130
	11/01/2018	24,157	36,234	50.78	11/01/2026	11/01/2018	6,696	464,234	—	—
Janet H. Zelenka						3/11/2020	14,021	972,076	19,363	1,342,437
	7/01/2019	8,163	16,325	46.96	7/01/2027	7/01/2019	4,732	328,070	4,732	328,070
Daniel V. Ginnetti						3/11/2020	8,782	608,856	12,128	840,834
	3/12/2019	8,218	16,436	48.59	3/12/2027	3/12/2019	4,764	330,288	4,764	330,288
	3/01/2018	11,442	17,163	62.04	3/01/2026	3/01/2018	4,291	297,495	2,383	165,213
	2/24/2017	147	—	82.93	2/24/2027	2/16/2017	2,000	138,660	—	—
	2/16/2017	14,997	9,996	83.35	2/16/2025	2/15/2016	595	41,251	—	—
	2/26/2016	508	—	115.54	2/26/2026
	2/05/2016	35,676	8,020	111.12	2/05/2024
	2/05/2016	—	899	111.12	2/05/2024
	2/06/2015	44,232	—	130.19	2/06/2023
	2/06/2015	768	—	130.19	2/06/2023
	8/01/2014	3,220	—	116.81	8/01/2022
	8/01/2014	4,280	—	116.81	8/01/2022
	2/11/2014	15,000	—	115.69	2/11/2022
	2/20/2013	14,550	—	95.87	2/20/2023
	2/13/2012	11,200	—	86.24	2/13/2022
	2/08/2011	10,700	—	85.00	2/08/2021
Kurt M. Rogers						10/2/2020	8,559	593,395	—	—
						5/1/2020	8,502	589,444	11,741	814,004
S. Cory White						3/11/2020	7,379	511,586	10,191	706,542
	5/1/2019	3,365	6,730	56.95	5/1/2027	5/1/2019	1,951	135,263	1,950	135,194
(1)
Options granted prior to 2019 vest in 20% increments on each of the first through fifth year anniversaries of the option grant date, and options granted in 2019 and 2020 vest in one-third increments on each of the first through third year anniversaries of the option grant date, except that options granted in 2019 to Ms. Miller vest over five years based on the terms of her offer letter.

46  Stericycle, Inc. - 2021 Proxy Statement

(2)
Represents time-based RSUs. RSUs granted in 2017 and 2018 vest in 20% increments on each of the first through fifth year anniversaries of the date of grant, and RSUs granted in 2019 and 2020 vest in one-third increments on each of the first through third year anniversaries of the date of grant, except that RSUs granted in 2019 to Ms. Miller vest over five years based on the terms of her offer letter and RSUs granted to Mr. Rogers on October 2, 2020 cliff vest on April 1, 2023.

(3)	Market value is based on the share price of $69.33 as of December 31, 2020.
(4)
The numbers shown with grant dates in 2018 and 2019 represent performance-based RSUs, which vest, if at all, in three equal annual installments based on annual performance goals related to the EPS Metric and ROIC Metric. There is no rTSR modifier for the 2018 and 2019 grants and achievement cannot exceed 100%. The numbers shown with grant dates in 2020 represent PSUs which will vest, if at all, on the third anniversary of the date of grant, to the extent performance goals related to the EPS Metric, ROIC Metric, and rTSR are achieved. The amounts shown reflect (a) with respect to the 2020 PSUs, the average of the actual results level for the 2020 performance year and the target level for the 2021 and 2022 performance years; and (b) with respect to the 2018 and 2019 performance-based RSUs, the target level of such RSUs.

Stericycle, Inc. - 2021 Proxy Statement  47

2020 OPTION EXERCISES AND STOCK VESTED
The following table summarizes information regarding stock options exercised by the named executive officers and time-based and performance-based RSU awards to the named executive officers that vested during the fiscal year ended December 31, 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
Cindy J. Miller	—	—	5,991	319,736(3)
Janet H. Zelenka	—	—	2,366	130,035(3)
Daniel V. Ginnetti	6,000	66,600(4)	5,407	302,111(3)
Kurt M. Rogers	—	—	—	—
S. Cory White	—	—	975	45,152(3)
(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.
(2)
Represents the market value of the shares issued in settlement of time-based RSU awards on the date of the awards vested, calculated using the closing sale price reported on the Nasdaq Global Select Market on the vesting date. No performance-based RSU awards vested during 2020.

(3)	The value realized upon vesting of time-based RSU awards was computed based on the following:
Name	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Cindy J. Miller	3/12/2020	2,401	$49.06	$117,793
	5/2/2020	1,358	$46.31	$62,889
	11/1/2020	2,232	$62.30	$139,054
Janet H. Zelenka	7/1/2020	2,366	$54.96	$130,035
Daniel V. Ginnetti	2/5/2020	595	$64.95	$38,645
	2/16/2020	1,000	$64.48	$64,480
	3/1/2020	1,430	$57.43	$82,125
	3/12/2020	2,382	$49.06	$116,861
S. Cory White	5/01/2020	975	$46.31	$45,152
(4)	The value was computed as described in footnote 1 above and was based on the following:
Name	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
Daniel V. Ginnetti	2/3/2020	6,000	$62.65	$51.55
48  Stericycle, Inc. - 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Board of Directors adopted a plan for executive severance, including but not limited to following a change in control, which went into effect on September 1, 2016 and was amended effective January 1, 2020. For further discussion of the executive severance plan, see “Executive Severance and Change in Control Plan” in the “Compensation Discussion and Analysis” section above.
Additionally, the Company’s long-term incentive plans and award agreements provide for the following treatment of awards:
•
Upon a change in control, stock options and time-based RSU awards that were granted in 2018 or later will vest in full and performance-based RSU or PSU awards will vest at target level and any restrictions on shares underlying the awards shall lapse if the employee terminates involuntarily and for good reason within 24 months of the change in control. Awards granted before 2018 do not require a termination of employment in order to vest upon change in control, however, this single trigger provision was eliminated beginning with the 2018 awards and does not apply to any of the grants awarded to the CEO or to seven of the eight executive team members. The awards that continue to vest with the single trigger provision will complete vesting by the end of 2022 and include only the fifth tranche of the 2016 awards and the fourth and fifth tranches of the 2017 awards.
•
Upon a termination of employment due to death or disability, stock options and time-based RSU awards will vest in full and performance-based RSU awards will vest at target level, without regard to satisfaction of performance targets. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) the first anniversary of the executive’s death or (ii) the option’s expiration date.

•
For terminations of employment other than by reason of death or disability, any unvested portion of an award shall lapse and be canceled as of the executive’s termination date. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) 90 days after the executive’s termination date or (ii) the option’s expiration date.

Payments upon a Termination Following a Change in Control
Name	Severance(1) ($)	Annual Incentive(2) ($)	Stock Options(3) ($)	RSUs/ PSUs(4) ($)	Continued Welfare and Other Benefits(5) ($)	Total ($)
Cindy J. Miller	6,323,853	1,821,798	1,472,533	7,497,069	25,000	17,140,253
Janet H. Zelenka	2,316,828	846,529	365,190	2,816,254	52,771	6,397,572
Daniel V. Ginnetti	2,012,500	684,394	466,001	2,656,171	53,794	5,872,860
Kurt M. Rogers	1,527,870	418,865	—	1,903,247	53,794	3,903,776
S. Cory White	1,418,212	419,137	83,317	1,407,330	52,771	3,380,767
Payments upon a Termination other than for Cause, Disability or Death (Without a Change in Control)
Name	Severance(6) ($)	Annual Incentive(2) ($)	Stock Options ($)	RSUs/ PSUs ($)	Continued Welfare and Other Benefits(5) ($)	Total ($)
Cindy J. Miller	4,215,902	1,821,798	—	—	25,000	6,062,700
Janet H. Zelenka	1,158,414	846,529	—	—	52,771	2,057,714
Daniel V. Ginnetti	1,006,250	684,394	—	—	53,794	1,744,438
Kurt M. Rogers	763,935	418,865	—	—	53,794	1,236,594
S. Cory White	709,106	419,137	—	—	52,771	1,181,014
(1)
In accordance with the Executive Severance and Change in Control Plan (the “Executive Severance Plan”), amounts in this column represent severance payments equal to three times for Ms. Miller and two times for the other named executive officers the sum of the executive officer’s base salary and target annual incentive.

(2)
In accordance with the Executive Severance Plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on actual performance during the year.

Stericycle, Inc. - 2021 Proxy Statement  49

(3)
Stock options will vest in full (i) for stock options held by Mr. Ginnetti that were granted prior to 2018, upon a change in control regardless of a termination; (ii) for the stock options held by Mr. Ginnetti that were granted during or after 2018, and for all stock options held by the other NEOs, if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (iii) upon death. The value shown for stock options was determined by multiplying the number of unvested stock options by the difference between the closing stock price of $69.33 per share on December 31, 2020 and the exercise price of the unvested stock options.

(4)
Time-based RSUs will vest in full and performance-based RSUs will vest at target level (i) for RSUs and PSUs held by Mr. Ginnetti that were granted prior to 2018, upon a change in control regardless of a termination; (ii) for RSUs and PSUs held by Mr. Ginnetti that were granted during or after 2018, and for all RSUs and PSUs held by the other NEOs, if the NEO’s employment is terminated involuntarily or he or she terminates employment for good reason within 24 months of a change in control; or (iii) upon death. The value shown for RSUs was determined by multiplying the closing stock price of $69.33 per share on December 31, 2020 by the number of unvested RSUs and PSUs that would vest upon the triggering event.

(5)
In accordance with the Executive Severance Plan, amounts in this column represent $25,000 in outplacement services plus the amount that would be paid by the company for the continuation of medical, dental, and vision insurance for a period of 18 months should the named executive officer elect COBRA coverage for these benefits based on their benefit elections in place on December 31, 2020.

(6)
In accordance with the Executive Severance Plan, amounts in this column represent severance payments equal to two times for Ms. Miller and one time for the other named executive officers the sum of the executive officer’s base salary and target annual incentive.

50  Stericycle, Inc. - 2021 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION
Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan (the “Plan”) effective for deferrals of compensation on and after April 1, 2017. The Plan applies to directors, management and highly compensated employees of Stericycle, or an applicable Company subsidiary. The Plan is unfunded and designed to be a non-qualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company Discretionary Contributions”). Participants may defer up to 80% of salary, bonus and commissions. Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant). Participants may change investment choices daily.
The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to fifteen years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.
The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.
None of the named executive officers elected to participate in the Plan in 2020 or prior years, nor are any of them currently a participant in the Plan.
CEO PAY RATIO FOR 2020
We are required to disclose (i) the median of the annual total compensation of our employees (other than our CEO), (ii) the annual total compensation of our CEO, and (iii) the corresponding pay ratio.
We believe our pay ratio is a reasonable estimate, calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Under the pay ratio rule, a company is required to identify its median employee only once every three years so long as during the last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. During 2020, we did not experience any changes in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to our pay ratio disclosure, and therefore we used the median employee identified for purposes of the 2019 pay ratio calculation. Further, because we did not experience any changes in our employee population or employee compensation arrangements during 2020 that we reasonably believe would result in a significant change to our pay ratio disclosure, we believe it is reasonable to continue to use the same median employee for purposes of calculating the pay ratio disclosure in this proxy statement.
We identified the median employee using our employee population as of December 1, 2019, and we excluded certain employees utilizing the de minimis exception permitted by the pay ratio rule. The consistently applied compensation measure that we used to identify the median employee from that population was base salary paid during 2019.
For 2020, we calculated the median employee’s annual total compensation in the same manner as the CEO in the Summary Compensation Table (“SCT”), except that for both the median employee compensation and CEO compensation we included the Company’s portion of health care insurance premiums. For the CEO, this amount was zero in 2020 because she declined to participate in medical coverage provided by the company. For 2020, the total compensation for our CEO, Ms. Miller, was $5,574,228 as reported in the SCT.
Our median employee compensation was $53,630. Our CEO compensation for CEO pay ratio purposes was $5,574,228. Accordingly, our CEO to median employee pay ratio is 104:1.
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ITEM 3 Approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan
Introduction
On April 2, 2021, our Board, at the recommendation of the Compensation Committee, approved the Stericycle, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), subject to approval by our stockholders at the Annual Meeting. The 2021 Plan will become effective on the date it is approved by our stockholders and will replace our 2011 Incentive Stock Plan (the “2011 Plan”), our 2014 Incentive Stock Plan (the “2014 Plan”) and our 2017 Long-Term Incentive Plan (the “2017 Plan” and, together with the 2011 Plan and the 2014 Plan, the “Prior Plans”). We do not grant any equity awards under any plan other than the Prior Plans.
After the 2021 Plan becomes effective upon approval by our stockholders, no new awards will be made under the Prior Plans. The number of shares of our common stock that may be the subject of awards and issued under the 2021 Plan is 2,500,000, plus any shares of common stock remaining available for future grants under the Prior Plans on the effective date of the 2021 Plan. In addition, any shares of common stock subject to an award under the 2021 Plan, or to an award under the Prior Plans, our 2008 Incentive Stock Plan (the “2008 Plan”) or our 2005 Incentive Stock Plan (the “2005 Plan” and, together with the Prior Plans and the 2008 Plan, the “Earlier Plans”) as of the date the 2021 Plan becomes effective (the
“Earlier Plan Awards”) that subsequently expire, are cancelled or forfeited or are settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for awards under the 2021 Plan. Until such time, however, awards under the Earlier Plans that are outstanding on the date the 2021 Plan becomes effective will continue to be subject to the terms of the Earlier Plans.
As of March 21, 2021, 2,481,648 shares in the aggregate were available for future awards under the Prior Plans. Any shares remaining available for future awards under the Prior Plans as of the effective date of the 2021 Plan will be carried over into the 2021 Plan.
Our Board of Directors recommends that our stockholders vote for the 2021 Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices. The 2021 Plan also will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. If the 2021 Plan is not approved by our stockholders, the Prior Plans will remain in effect and we will remain subject to their existing share reserve.
Key Compensation Practices
The 2021 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:
•
No repricing of underwater options or stock appreciation rights without stockholder approval. The 2021 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No discounted option or SAR grants. The 2021 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•
No liberal share recycling. We may not add back to the 2021 Plan’s share reserve any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control may be imminent.
•	Minimum vesting or performance period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject to limited exceptions.
•
“Double trigger” acceleration of equity awards upon a change in control. The 2021 Plan provides for vesting of time-based equity awards or performance-based equity awards based on both (1) the occurrence of a change in control and (2) an accompanying involuntary termination of service without cause or, if so provided in an award agreement, a termination for good reason, within 24 months after the change in control (other than in the event awards are not continued, assumed, or replaced in connection with a corporate transaction, in which case they will accelerate upon the change in control, or in the event the award agreement provides otherwise).

•
Limits on dividends and dividend equivalents. The 2021 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested awards other than options and SARs (“full value awards”) must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

52  Stericycle, Inc. - 2021 Proxy Statement

Factors Considered in Setting Size of Requested Share Reserve
As of the record date (March 31, 2021), there were 91,758,748 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on that date was $67.51.
In setting the proposed number of shares reserved and issuable under the 2021 Plan, the Compensation Committee and Board considered a number of factors as described below.
Awards Outstanding and Shares Available for Grant
The table below shows, as of March 21, 2021, the shares reserved for issuance of outstanding awards and available for future grant under the Earlier Plans. The table also shows the number of shares that will be available for future grants under each equity compensation plan following approval of the 2021 Plan by our stockholders.
	As of March 21, 2021		After Approval of 2021 Plan
	Shares Reserved for Issuance of Outstanding Awards(1)	Shares Available for Future Awards	Shares Reserved for Issuance of Outstanding Awards(2)	Shares Available for Future Awards
2005 Plan(3)	178,907	0	178,907	0
2008 Plan(3)	584,942	0	584,942	0
2011 Plan(3)	1,561,856	372,137	1,561,856	0
2014 Plan(3)	797,846	1,292,697	797,846	0
2017 Plan(3)	333,341	816,814	333,341	0
2021 Plan	0	0	0	—(4)
Total	3,456,892	2,481,648	3,456,892	—(4)
(1)	Shares reserved for issuance of outstanding awards at March 21, 2021 consisted of the following:
	Types of Awards
	Options/SARs	Full Value Awards	Weighted Average Exercise Price of Option/SARs	Weighted Average Term to Expiration
2005 Plan[3]	178,907	0	$87.41	0.81
2008 Plan[3]	584,942	0	$98.08	1.97
2011 Plan[3]	1,208,516	353,340	$103.64	2.06
2014 Plan[3]	531,905	265,941	$87.39	3.72
2017 Plan[3]	11,014	322,327	$52.12	5.64
(2)	The amounts in this column assume no changes between March 21, 2021 and the date of stockholder approval of the 2021 Plan in the number of outstanding awards under the Earlier Plans.
(3)
No further equity awards may be granted under the 2005 Plan or the 2008 Plan or, following stockholder approval of the 2021 Plan, under the Prior Plans; however, any Earlier Plan Awards that subsequently expire, are cancelled or forfeited or are settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, become available for awards under the 2021 Plan.

(4)
The 2021 Plan authorizes 2,500,000 shares for awards, together with those shares of common stock remaining available for future grants under the Prior Plans on the date the 2021 Plan is approved by our stockholders.

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Historical Equity Granting Practices
The Committee also considered the burn rate with respect to the equity awards. Our three-year average burn rate was approximately 1.22% for fiscal years 2018 through 2020. Burn rate is calculated as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. We believe our historical burn rate is reasonable for a company of our size in our industry.
	2018-2020 Equity Grants
	Stock Options Granted	RSUs Granted	PSUs (Vested)	Weighted Average CSO (Common Shares Outstanding)
2018	430,337	312,254	0	87,100,000
2019	340,652	266,033	65,095	91,000,000
2020	0	574,712	38,885	91,500,000
Estimated Duration of Shares Available
As of March 21, 2021, 2,481,648 total shares remained available for grant under the Company’s equity plans. The Board currently believes that the total shares remaining available under current plans together with the proposed increase of 2,500,000 shares under the 2021 Plan should result in an adequate number of shares of Common Stock for future awards for approximately five years.
Expectations regarding future share usage under the 2021 Plan are based on a number of assumptions and there are a number of factors that could impact the Company’s future equity share usage. Among the factors that will impact the Company’s share usage are: changes in the number of eligible recipients, the rate of future compensation increases/changes in market grant values, the rate at which shares are returned to the 2021 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, changes in the structure of the Company’s long-term incentive programs, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.
Expected Dilution
After the March 2021 grant of annual equity awards, and as of March 21, 2021, there were 2,481,648 shares available for issuance under the Prior Plans. Assuming the approval of the 2021 Plan, the potential equity overhang from all stock incentives granted and available to employees and directors would be approximately 6.1%.
In considering the cumulative dilutive impact of the equity program, the Compensation Committee considered the overhang impact of previously issued awards. “Overhang” is defined as:
•	outstanding stock options, plus
•	outstanding full value awards, such as RSUs, plus
•	the number of shares available for future grants under current plans and the proposed 2021 Plan;
collectively divided by:
•	the estimated total outstanding shares of common stock as of March 21, 2021, plus
•	all shares in the numerator.
As of December 31, 2020, there were 3,499,745 shares outstanding under the company’s stock incentive plans (of which 639,277 are subject to awards of stock units, and 2,860,468 are subject to awards of stock options). As of December 31, 2020, the weighted average exercise price of outstanding stock options was $96.00 and the weighted average remaining term of outstanding stock options was 2.5 years.
As of March 21, 2021 and inclusive of the March 2021 grant, there was a balance of approximately 2,481,648 shares available for issuance under the Prior Plans pursuant to future awards, and there were approximately 3,456,892 shares that could be issued pursuant to outstanding awards under the Earlier Plans (of which 941,608 were full value shares and 2,515,284 were stock options). The estimated total common shares outstanding as of March 21, 2021 was 91,758,748. As of March 21, 2021, the weighted average exercise price of outstanding stock options and the weighted average remaining term of outstanding stock options are estimated at approximately $97.53 and 2.32 years.
54  Stericycle, Inc. - 2021 Proxy Statement

Summary of Principal Terms
The major features of the 2021 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2021 Plan, which is attached to this proxy statement as Appendix B.
Eligible Participants
Employees, consultants, and advisors of the Company or its affiliates, as well as non-employee directors of the Company, will be eligible to receive awards under the 2021 Plan. As of March 31,
2021, there were approximately 320 employees of the Company and its affiliates and 11 non-employee directors of the Company who would be eligible to receive awards under the 2021 Plan.
Administration
The 2021 Plan will be administered by the Compensation Committee. To the extent not inconsistent with applicable law or stock exchange rules, the Compensation Committee may delegate its authority under the 2021 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our directors or executive officers or to a committee of the Board comprised of one or more directors. The Compensation Committee may also delegate non-discretionary administrative duties to other persons as it deems advisable. The full Board of Directors will perform the duties and have the responsibilities of the Committee with respect to awards under the 2021 Plan that are made to our non-employee directors.
The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The Compensation Committee may also establish, rescind, and modify rules to administer the 2021 Plan, adopt subplans or special provisions applicable to certain awards, interpret the 2021 Plan, any award and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the 2021 Plan and any related award agreement, cancel or suspend an award, determine in what circumstances an award shall be forfeited, accelerate the vesting (subject to certain minimum vesting provisions) or extend the exercise period of an award (whether by amendment or other action), grant substitute awards in accordance with the 2021 Plan, and require or permit the deferral of the settlement of an award.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2021 Plan prohibits the Compensation Committee from repricing any outstanding option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an option or SAR award in exchange for cash, other property or grant of a new full value award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock, or otherwise making an option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Subject to certain limitations set forth in the 2021 Plan, the Compensation Committee may also modify the terms of awards under the 2021 Plan with respect to participants who reside outside of the United States or who are employed by a non-United States subsidiary of the Company in order to comply with local legal or regulatory requirements.
Available Shares and Limitations on Awards
A maximum of 2,500,000 shares of our common stock may be the subject of awards and issued under the 2021 Plan, plus any shares of common stock remaining available for future grants under the Prior Plans on the effective date of the 2021 Plan. The shares of common stock issuable under the 2021 Plan may come from authorized and unissued shares or treasury shares. Full value awards, options, and SARs granted under the 2021 Plan will count as one share against the 2021 Plan’s authorized share reserve.
The aggregate grant date fair value of all awards granted under the 2021 Plan during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash) with respect to such individual’s service as a non-employee director shall not exceed $750,000.
In addition, any shares of common stock subject to an award under the 2021 Plan, or to an Earlier Plan Award, that subsequently expire, are cancelled or forfeited or are settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for awards under the 2021 Plan. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds, and any shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise shall not become available for future awards or replenish the 2021 Plan share reserve.
Any shares of common stock issuable during the term of the 2021 Plan as a result of the reinvestment of dividends or the deemed
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reinvestment of dividend equivalents in connection with an award under the 2021 Plan or the Earlier Plans that are forfeited also will automatically replenish the 2021 Plan share reserve to the extent of such forfeiture.
Awards granted or shares of our common stock issued under the 2021 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our affiliates or with which we or any of our affiliates combines (referred to as “substitute awards”) will not reduce the share reserve under the 2021 Plan and will not reduce the shares authorized for grant to a participant in any calendar year.
Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2021 Plan and shall supplement the share reserve under the 2021 Plan, but only if the awards are made to individuals who were not employed by, or serving as a non-employee director of, us or any of our subsidiaries prior to such acquisition or combination.
Share Adjustment Provisions
If certain transactions with our stockholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends, rights offerings or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will make such adjustments as it deems equitable and appropriate to: (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the 2021 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding options and SARs, and (iv) award limitations prescribed by the 2021 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers, consolidations or liquidations. If there is such a transaction and the Compensation Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2021 Plan, the Compensation Committee will make such adjustments as it may deem equitable.
Types of Awards
The 2021 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.
Options. Employees of our company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “non-qualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier, and except that the exercise price of an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of stock in our company or a subsidiary shall not be less than 110% of the fair market value of one share of our common stock on the date of grant. “Fair market value” under the 2021 Plan as of any date means the closing sale price of a share of our common stock on the Nasdaq Global Select Market on that date. As of March 31, 2021, the closing sale price of a share of our common stock on the Nasdaq Global Select Market was $67.51.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant, provided that the term of an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of stock in our company or a subsidiary shall not be more than 5 years. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.
The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-qualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2021 Plan is equal to the size of the 2021 Plan’s share reserve as described above.
Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of
56  Stericycle, Inc. - 2021 Proxy Statement

grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant and will be subject to such other terms and conditions, consistent with the terms of the 2021 Plan, as may be determined by the Compensation Committee.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Unless otherwise provided in an award agreement, participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Compensation Committee, including the satisfaction of specified performance goals. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Following the vesting of a stock unit award, settlement of the award and payment to the participant will be made at such time as determined by the Compensation Committee. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2021 Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.
Other Stock-Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2021 Plan. The Compensation Committee has discretion in determining the terms and conditions of such awards.
Minimum Vesting Periods
Awards that vest based solely on the satisfaction of service-based vesting conditions will be subject to a vesting period of not less than one year from the date of grant, and awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. These minimum vesting and performance periods will not apply: (i) upon certain instances of a change in control, (ii) upon a termination of service due to death, disability or retirement, (iii) to a substitute award that does not reduce the vesting period of the award being replaced, (iv) to awards made in payment of or exchange for other compensation already earned and payable, and (v) to outstanding, exercised and settled awards involving an aggregate number of shares not in excess of 5% of the 2021 Plan’s share reserve. For purposes of awards to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders provided that such annual meetings are at least 50 weeks apart.
Transferability of Awards
In general, no right or interest in any award under the 2021 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option)
may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Change in Control
If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below, unless otherwise provided in an applicable award agreement or another written agreement between the participant and the Company. If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within 24 months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause or, if so provided in an award agreement, the participant voluntarily terminates his or her employment or other service for good reason, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, the performance goals under a performance-based full value award will be deemed to have been achieved at the target level of performance.
If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest
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immediately prior to the effective time of the corporate transaction, with performance-based full value awards considered fully vested at the target level of performance. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).
Unless otherwise provided in an applicable award agreement or another written agreement between the participant and the Company, if a change in control of the Company occurs that does not involve a corporate transaction, all awards will continue with their terms; provided, however, if within 24 months after the change of control, a participant is involuntarily terminated from service for reasons other than cause or, if so provided in an award agreement, voluntarily terminates his or her service for good reason, then (i) outstanding options and SARs that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the participation’s termination, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based full value award will be considered fully vested if the performance goals are deemed to have been satisfied at the target level of performance.
For purposes of the 2021 Plan, the following terms have the meanings indicated:
•
A “change in control” generally refers to the acquisition by a person or group of beneficial ownership of more than 50 percent of the combined voting power of our voting securities, our continuing directors ceasing to constitute a majority of our Board, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of our previous holders of voting securities beneficially own more than 50 percent of the combined voting power of the resulting entity in substantially the same proportions).

•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange, or similar transaction involving the Company.

Effect of Termination of Employment
Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2021 Plan will be treated as set forth in the 2021 Plan. Upon termination for cause, or upon conduct during a post-termination exercise period that would constitute cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for death or disability, all unvested portions of any outstanding awards will vest in full immediately, with any awards subject to performance goals vesting at the target level of performance. Upon a retirement, if the participant provided written notice of his or her intention to retire at least six months prior to the date of retirement, and at least six months have elapsed between the date of grant of the award and participant’s retirement date, then outstanding unvested awards will continue to vest in accordance with their applicable vesting schedules, subject to continued compliance with any restrictive covenant agreement.
Upon termination for any reason other than death, disability or retirement, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.
Effective Date and Term of the 2021 Plan
The 2021 Plan will become effective on the date it is approved by the Company’s stockholders. No awards will be made under the 2021 Plan prior to its effective date. Unless terminated earlier, the 2021 Plan will terminate on the tenth anniversary of the effective date.
Awards outstanding under the 2021 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2021 Plan unless otherwise provided in the applicable agreements. The Board may suspend or terminate the 2021 Plan at any time.
Amendment of the Plan
The Board may amend the 2021 Plan from time to time, but no amendments to the 2021 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules. No termination, suspension or amendment of the 2021 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.
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U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2021 Plan, based on current statutes, regulations and interpretations.
Non-Qualified Stock Options
If a participant is granted a non-qualified stock option under the 2021 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options
If a participant is granted an incentive stock option under the 2021 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, there will be a “disqualifying disposition.” As a result of a disqualifying disposition, the participant will have ordinary income in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid (and the Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income); and the participant will have capital gain (which may be long term or short term) to the extent the fair market value on the date of the disqualifying disposition exceeds the fair market value of the shares acquired at the time of exercise. If the fair market value of the shares at the time of a disqualifying disposition are less than the exercise price paid, then the participant will have a capital loss, which may be subject to limitations.
Other Awards
The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code
Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation to the certain employee exceeds $1,000,000.
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Section 409A of the Code
The foregoing discussion of tax consequences of awards under the 2021 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

The Board of Directors recommends that stockholders vote “FOR” approval of the Stericycle Inc. 2021 Long-Term Incentive Plan. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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ITEM 4  Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2021
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
In considering Ernst & Young’s appointment for the 2021 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:
•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2020 fiscal year, including its ability to meet deadlines and respond quickly;
•
Ernst & Young’s capability and expertise in handling engagements with the breadth and complexity of our operations, including its approach to resolving significant accounting and auditing matters and consultations with the firm’s national office;

•	The qualification and experience of key members of the engagement, including the lead audit partner;
•	The adequacy of information provided on accounting issues, auditing issues and regulatory developments;
•	The timeliness and quality of Ernst & Young’s communication with the Audit Committee, including communications regarding the conduct of the audit and with respect to issues identified in the audit;
•	External data on audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms, and management feedback;
•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.
Ernst & Young has served as our independent registered public accounting firm since 1991. The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s new lead engagement partner. The current lead audit partner was appointed in 2021.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider its appointment.
We are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate governance. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as our Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders.
The Board of Directors recommends a vote “FOR” ratification of Ernst & Young as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.
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Fees Paid to Independent Auditors
The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2020 and December 31, 2019.
Description of Fees	FY 2020	FY 2019
Audit Fees(1)	$7,312,700	$12,247,929
Audit-Related Fees(2)	—	665,300
Tax Fees(3)	147,860	288,410
All Other Fees(4)	2,000	5,088
TOTAL	$7,462,560	$13,206,727
(1)
Includes fees for the audits of annual consolidated financial statements and internal control over financial reporting, reviews of interim financial statements included in our quarterly reports on Form 10-Q, and assistance with and review of certain documents and letters filed with the SEC.

(2)	Includes fees related to transaction audit and integration services.
(3)	Includes fees related to tax compliance, tax advice and tax planning services.
(4)	Includes fees related to access to online research tools.
Audit Committee Pre-Approval Policies
In accordance with policies adopted by the Audit Committee, all audit and non-audit related services to be performed for us by the independent registered public accounting firm must be approved in advance by the Audit Committee. All of the services Ernst & Young performed for us during 2020 and 2019 were pre-approved by the Audit Committee.
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AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee operates pursuant to a written charter, which is available on the Company’s investor relations website, investors.stericycle.com. The Audit Committee is comprised of five directors, all of whom are independent and two of whom (Brian P. Anderson, the Chairman, and Kay G. Priestly), have been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission.
In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent auditor to audit those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent registered public accounting firm.
In carrying out our oversight responsibility, we review and discuss with both management and the independent auditor all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and the independent auditor the quarterly and annual financial statements for the fiscal year ended December 31, 2020. Our reviews and discussions with the independent auditor included discussions of the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including among other items, the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from management and the Company. The Audit Committee considered the compatibility of non-audit services with Ernst & Young’s independence.
The Committee discussed with management significant risks and exposures identified by management, the internal auditors or Ernst & Young, and management’s steps to address such risks. In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.
The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held 15 meetings during fiscal year 2020.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers a variety of factors, including: candor and insight provided to the Audit Committee; proactivity; ability to meet deadlines and respond quickly; feasibility and benefits of audit firm and lead partner rotation; content, timeliness and practicality of the audit firm’s communications with management; adequacy of information provided on accounting issues, auditing issues and regulatory developments; timeliness and accuracy of all services presented to the Audit Committee for pre-approval and review; management feedback; lead partner performance; comprehensiveness of evaluations of internal control structure; the overall quality and efficiency of the services provided by the auditors; the auditors’ global capabilities; and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young as the Company’s independent auditor for 2021. Ernst & Young has been the independent auditor for the Company since 1991. The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
Audit Committee
Brian P. Anderson, Chairman
Veronica M. Hagen
Stephen C. Hooley
Kay G. Priestly
James L. Welch
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ITEM 5 Stockholder Proposal Entitled Improve our Excess Baggage Special Shareholder Meeting “Right”
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 50 shares of our common stock, has submitted the following resolution for consideration by stockholders:
Proposal 5 – Improve our Excess Baggage Special Shareholder Meeting “Right”
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.
Currently it takes the formal backing of 34% of the Stericycle shares, that cast ballots at the Stericycle annual meeting, to call a special meeting. (Only 73% of Stericycle shares vote at the annual meeting.) A big game changer is that all shares held for less than one unbroken year are 100% disqualified. Thus the owners of 34% of such Stericycle stock held for an unbroken year could determine that they own 51% of the voting power of Stericycle stock when their SRCL short-term holdings are included.
It is not a good bargain for Stericycle shareholders to have to own 51% of Stericycle stock in order to call for a special shareholder meeting. It would be easier for these shareholders to act by written consent. Thus the current right to call a special shareholder meeting is excess baggage. This proposal topic won 44%-support at our 2020 annual meeting without pointing out the excess baggage “feature” in our current “right” to call a special shareholder meeting.
Since the 2020 Stericycle annual meeting there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction. The 2020 pandemic has resulted in an avalanche of online shareholder meetings.
Management accountability is so well defended at online shareholder meetings that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.
Plus management now has the option of screening out constructive criticism of management at a special shareholder meeting. The core purpose of such a shareholder meeting is simply the announcement of the vote.
The Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button that was used to quash constructive shareholder criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting
Please see:
AT&T investors denied a dial-in as annual meeting goes online
https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-
online/1007928/
Please vote yes:
Improve our Excess Baggage Special Shareholder Meeting “Right” — Proposal 5
64  Stericycle, Inc. - 2021 Proxy Statement

THE COMPANY’S STATEMENT IN OPPOSITION
The Board has again carefully considered this proposal and believes this proposal is unnecessary and not in the best interests of the Company or its stockholders. The Board regularly reviews the Company’s governance practices and believes that we have solid and efficient mechanisms in place to allow stockholders to communicate with the Board and bring items to its attention, including at annual and special stockholders’ meetings. Company leaders also meet regularly with stockholders to discuss our strategy, operational performance and business practices and share perspectives on corporate governance, executive compensation, sustainability matters and other topics. Consequently, the Board recommends that you vote “AGAINST” this proposal for the reasons described below.
Stericycle’s current special meeting ownership threshold, along with stockholders’ ability to act by written consent, appropriately balance strong governance protocols that provide our stockholders with a meaningful voice to communicate their priorities with protecting the interests of long-term stockholders.
We provide stockholders with (i) the right to call a special meeting if they have held at least 25% of our outstanding shares for one year or more, and (ii) the right to act by written consent without a meeting. The current special meeting ownership requirement strikes a balance between providing stockholders with the ability to call a special meeting, while protecting against small minority stockholders using special meetings for potentially narrow, short-term interests. Additionally, convening a special meeting of stockholders is a significant undertaking that requires a substantial commitment of time from the Board and management as well as the Company’s financial resources. Because of these burdens and costs, special stockholder meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns. Moreover, under Rule 14a-8 of the Exchange Act, stockholders with even minimal holdings can already present proposals, such as this one, at annual meetings rather than impose the significant financial and administrative burdens on the Company and its management.
While the proponent in his supporting statement suggests annual and special meetings will be more cost-effective with the increased development of virtual formats, the Company has historically held in-person stockholder meetings and used the virtual format for its 2020 Annual Meeting of Stockholders due to the COVID-19 pandemic in an effort to support the health and well-being of its employees, partners and stockholders. When safe to do so, the Company intends to revert back to its in-person stockholder meeting formats, which provide yet another platform for direct stockholder communication with the Board. Further, due to the expenses associated with utilizing a reliable platform for virtual meetings, holding the 2020 Annual Meeting of Stockholders in a virtual format did not result in substantially reduced costs for the Company.
The Board also believes that the current 25% stock ownership threshold is more appropriate than the requested 10% threshold based on the practices of other S&P 500 companies. As of the beginning of October 2020, approximately 33% of S&P 500 companies did not permit stockholders to call special meetings, and only 26% of S&P 500 companies have a stock ownership threshold below 25%. Based on this information, the Board believes our ownership threshold of 25% is at least as shareholder friendly as the threshold applicable to approximately 74% of S&P 500 companies. Further, the proponent suggests that the ownership threshold may be higher if the required one-year holding period is taken into account. However, the holding period requirement reduces the potential for short-term-oriented stockholders to disrupt the long-term-oriented stockholder value we strive to create. Therefore, we believe that our existing threshold promotes and protects the long-term interests of our stockholders, and at the same time gives stockholders the ability to call a special meeting to vote on important matters.
Stericycle is committed to stockholder engagement and sound governance practices.
Active stockholder engagement and responsiveness to stockholder feedback are important to both our Board and management. As a result, Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices. We also meet with stockholders to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics. We believe this stockholder engagement provides a meaningful avenue for our stockholders to communicate their priorities to our Board and management.
The Board also believes this proposal should be viewed in the context of the Company’s sound corporate governance practices. For example, in addition to providing stockholders the ability to call special meetings, we maintain other robust governance practices that promote Board accountability, including:
•	our stockholders can act by written consent;
•	our stockholders have a proxy access right that permits them to include their director nominees in our proxy statement;
•	our directors are elected annually with a majority voting standard in uncontested elections;
•	our Chairman of the Board is an independent director;
•	there are no supermajority voting provisions; and
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•	our stockholders may submit other business to be voted on at annual meetings, and may submit proposals to be included in the Company’s proxy statement.
We strongly believe that this commitment to ongoing dialogue with our stockholders, together with our sound corporate governance practices, protect stockholders’ rights without the expense and risk associated with a lower special meeting threshold.
For the reasons set forth above, the Board believes the proposal is both unnecessary and not in the Company or its stockholders’ best interests.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
66  Stericycle, Inc. - 2021 Proxy Statement

ITEM 6 Stockholder Proposal with Respect to Amendment of our Compensation Clawback Policy
The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, D.C. 20001, a beneficial owner of 80 shares of our common stock, has submitted the following resolution for consideration by stockholders:
RESOLVED: That shareholders of Stericycle, Inc. (the “Company”), urge the Board of Directors’ Compensation Committee to amend Stericycle’s compensation clawback policy, as applied to senior executives, to add that the Committee will review and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (a) a senior executive engaged in conduct that resulted in a violation of law or Stericycle policy, and that caused financial or reputational harm to the Company or (b) a senior executive failed in his or her responsibility to manage conduct or risks, and such failure contributed to financial or reputational harm to the Company, with Stericycle to disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment in those situations.
“Recoupment” includes: recovery of compensation already paid and forfeiture, recapture, reduction or cancellation of future amounts awarded or granted over which Stericycle retains control. This policy should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.
SUPPORTING STATEMENT: As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr., that recoupment policies are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http//:blogs.law.harvard.edu/corpgov/ 2010/08/13/making-sense-out-of-clawbacks/).
We believe it is critical that the policy includes reputational harm as a recoupment triggering event and covers situations where a senior executive has failed in his or her oversight responsibilities to manage conduct or risks, and that such failure contributed to financial or reputational harm to the Company.
The reason for a stronger policy is illustrated by the reputational and financial risks associated with the Company’s damaging billing scandal in recent years, which saw the Company pay out over $300 million to settle state, federal and private consumer allegations it fraudulently increased the rate of medical waste pick-ups.
Adopting this policy sends a strong, positive message about the Company’s corporate culture.
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THE COMPANY’S STATEMENT IN OPPOSITION
The Board has carefully considered this proposal and believes that this proposal is unnecessary and is not in the best interests of our stockholders. Consequently, the Board recommends a vote “AGAINST” this proposal for the reasons described below.
As discussed in more detail on page 17 “Corporate Governance—Clawback Policy,” we maintain a robust clawback policy that allows us to recover certain performance-based compensation that is applicable to all current and former executive officers, Senior Vice Presidents and Vice Presidents (“Covered Employees”). The Board and Compensation Committee (the “Committee”) believe the current clawback policy is appropriate and effective and aligns the interests of our senior management and stockholders. In 2020, the Board and Committee carefully reviewed and considered the requested terms of a stockholder proposal that had been presented at our 2020 Annual Meeting of Stockholders related to expanding our clawback policy that was then in place, as well as market practices and strong governance practices. As a result of that review, in September 2020, the Board made significant revisions to our clawback policy. After the Board revised our clawback policy, we met with a number of our largest institutional investors to discuss, among other things, the revisions to our clawback policy. None of the shareholders with whom we met expressed negative feedback with respect to our clawback policy as amended.
The changes made to our clawback policy include, among other things: (i) expansion of the categories of employees to which the policy applies, (ii) removal of the requirement that a financial restatement must have occurred in order to trigger the clawback policy, (iii) removal of the requirement that there must have been misconduct in the event of a restatement in order for compensation to be recouped, (iv) the addition of supervisory or oversight failures as additional recoupment triggers, and (v) requiring public disclosure of recouped compensation under the clawback policy. For a more detailed summary of the changes made to our clawback policy in September 2020, see “Compensation Discussion and Analysis – Other Compensation Matters – Clawback Policy.”
Our existing clawback policy is triggered in cases of a restatement or where misconduct results in significant financial harm to the Company and is caused either directly by the misconduct of a Covered Employee or resulting from such person’s failure to manage or monitor the applicable conduct or risks. The proposal, however, would broaden this standard to permit the Board to recover compensation from a Covered Employee where his or her misconduct is deemed to cause “financial or reputational harm to the Company,” without any qualifiers as to materiality of such harm. Recoupment for reputational harm to the Company is a vague, potentially sweeping term that does not take into account any actual financial impact on the Company or its stockholders. In addition, placing executive officers’ performance-based compensation at constant risk using an imprecise measurement of reputational harm could result in difficulty recruiting and retaining executive talent. Further, our clawback policy provides the Committee discretion to make such determinations and interpretations as it “deems necessary or advisable” such that, were reputational harm to occur to the Company by a Covered Employee’s misconduct, the Committee could determine that financial harm resulted from such reputational harm and therefore could involve similar review by the Committee in its enforcement the policy.
Moreover, as part of the amendments to the clawback policy in 2020, the policy provides for public disclosure of recoupments or cancellations of incentive compensation and the underlying triggering event, subject to only limited exceptions. The proposal, however, seeks to take this sentiment to such an extreme that it could unnecessarily harm the Company and its investors by also requiring disclosure when recoupment is not pursued. This means that even where the Board and Committee review the facts in their fiduciary capacities and determine recoupment is not an appropriate action, the Company would still be required to disclose the circumstances of the decision-making process, thereby disclosing potentially sensitive information that had previously been determined to be insufficient for recoupment. Ironically, the proposal’s provision that would cover recoupment for an indeterminate amount of reputational harm to the Company has the potential to similarly harm the Company’s reputation by unnecessarily seeking to require disclosure of events determined by the Company’s management to be insufficient for recoupment. Furthermore, decisions to disclose information are more properly made on a case-by-case basis by a fully informed Board that is able to balance investors’ interest in information with legal requirements, privacy concerns and other commercial considerations.
For these reasons, the Board believes this proposal is unnecessary because the Company’s existing clawback policies and practices, which were reviewed and amended in September 2020, effectively address the concerns raised by the proponent.
Therefore, your Board of Directors recommends that you vote “AGAINST” this proposal.
68  Stericycle, Inc. - 2021 Proxy Statement

GENERAL INFORMATION
Why Did I Receive This Proxy Statement and Other Materials?
The Board of Directors (the “Board”) of Stericycle, Inc. is soliciting proxies to vote shares of our common stock at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 26, 2021, at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2021.
This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2020), are first being made available to stockholders on or about April 14, 2021. Although both are made available together, our annual report to stockholders is not part of this proxy statement.
What Will Stockholders Vote on at the Annual Meeting?
Stockholders will vote on the following matters at the Annual Meeting:
•	election to the Board of the twelve nominees for director named in this proxy statement (Item 1);
•	an advisory vote to approve executive compensation (the “say-on-pay” vote) (Item 2);
•	approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan (Item 3);
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Item 4);
•	a stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right”, if properly presented at the Annual Meeting (Item 5); and
•	a stockholder proposal with respect to amendment of our compensation clawback policy, if properly presented at the Annual Meeting (Item 6).
What Are the Board’s Voting Recommendations?
The Board recommends that you vote your shares:
•	FOR each of the twelve nominees for election to the Board (Item 1);
•	FOR the advisory vote to approve executive compensation (Item 2);
•	FOR approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan (Item 3);
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Item 4);
•	AGAINST the stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right” (Item 5); and
•	AGAINST the stockholder proposal with respect to amendment of our compensation clawback policy (Item 6).
Who May Vote at the Annual Meeting?
Only stockholders of record as of the close of business on March 31, 2021 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.
As of the close of business on the record date of March 31, 2021, there were 91,758,748 shares of our common stock issued and outstanding.
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Why Did I Receive Only a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Receiving a Full Set of Printed Proxy Materials?
In accordance with the “notice and access” rules of the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 14, 2021. This Notice contains instructions on how to access our proxy materials over the internet, how to request a printed or electronic copy of these materials and how to vote by internet, telephone or mail. The voting facilities over the internet or by telephone will remain open until 11:59 p.m. Eastern Time on May 25, 2021. You may also vote during the Annual Meeting at www.virtualshareholdermeeting.com/SRCL2021. The Notice is not a proxy card and cannot be used to vote your shares.
What Is the Difference Between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name?
If your shares are registered directly in your name with our stock registrar and transfer agent, EQ Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly.
If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.
As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares online at the Annual Meeting unless you obtain a valid proxy from your broker.
If I Am a Stockholder of Record, How Do I Vote?
You may vote in several ways. You may vote by proxy over the internet or by telephone by following the instructions provided in the Notice. In addition, if you request copies of our proxy materials in printed form, you may vote by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided. You may also vote online during the Annual Meeting through the link:
www.virtualshareholdermeeting.com/SRCL2021. The 16-digit control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.
If I Am a Beneficial Owner of Shares Held in Street Name, How Do I Instruct My Broker How to Vote?
If you are a beneficial owner of our common stock, the Notice was forwarded to you by your broker. You may instruct your broker how to vote over the internet or by telephone by following the instructions provided by your broker.
In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.
What Happens if I Am a Stockholder of Record and Sign and Return the Proxy Card But Do Not Make Any Voting Choices?
The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1 through 6 described in this proxy statement. See “What Are the Board’s Voting Recommendations?” above.
We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.
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What Happens if I Am a Beneficial Owner of Shares Held in Street Name and Do Not Give Voting Instructions to My Broker?
Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on “routine” matters but may not vote those shares on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Item 4) is considered a routine matter under the relevant rules. All of the other items to be voted on (Items 1, 2, 3, 5 and 6) are considered non-routine matters.
A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature. Broker non-votes will not have any effect on the result of the vote when they occur. There will not be any broker non-votes on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Item 4) because brokers will have discretionary authority to vote on this matter.
What Is the Quorum Required for the Annual Meeting?
Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting.
If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.
What Are My Choices in Voting on the Matters to Be Voted on at the Annual Meeting?
On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.
On Item 2 (the say-on-pay vote), Item 3 (approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan), Item 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021), Item 5 (the stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right”) and Item 6 (the stockholder proposal with respect to amendment of our compensation clawback policy), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.
What Are the Voting Requirements to Approve the Matters to Be Voted on at the Annual Meeting?
•
Item 1 (election of directors): Each nominee for election as a director will be elected by the vote of a majority of the votes cast and therefore must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the result of the vote.

•
Item 2 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•
Item 3 (approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, and entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•	Item 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Brokers will have discretionary authority to vote on Item 4, and therefore, there will not be any broker non-votes on this matter.
•
Item 5 (the stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting “Right”): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

•
Item 6 (the stockholder proposal with respect to amendment of our compensation clawback policy): This proposal requires for approval the affirmative vote of a majority of the shares present, either online or represented by proxy, entitled to vote on the matter and voting. As a result, abstentions will have no effect on the result of the vote. Broker non-votes will not have any effect on the result of the vote.

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Can I Change My Vote after I Have Voted?
If you are a stockholder of record, you may change your vote by voting again over the internet or by telephone (before those voting facilities are closed as noted under “Why Did I Receive Only a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Receiving a Full Set of Printed Proxy Materials?”). If you are a stockholder of record, you may also change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual
Meeting online and voting again. Attendance at the online meeting will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 2355 Waukegan Road, Bannockburn, Illinois 60015.
If you are a beneficial owner of shares held in street name, you may revoke your proxy by following the instructions provided by your broker.
How Can I Find Out the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, if available. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form
8-K which we will file with the SEC within four business days following the Annual Meeting.
Who Is Paying for the Cost of This Proxy Solicitation?
We will bear the cost of this proxy solicitation. We have retained Georgeson LLC (“Georgeson”) to help us solicit proxies. We will pay Georgeson a base fee of $20,000 plus reasonable expenses for its services. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our common stock.
Multiple Individuals Residing in My Home Are Beneficial Owners of Stericycle Common Stock. Why Did We Receive Only One Set of Proxy Materials?
We are sending only one envelope with multiple Notices to you if you share a single address with another stockholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015. If you currently receive multiple Notices, you can request householding by contacting our Investor Relations as described above. If you own your shares through a broker, you can request householding by contacting the holder of record.
Why is the Annual Meeting Virtual and Can I Submit Questions?
Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world. We are also hosting a virtual Annual Meeting to support the health and well-being of our employees, partners and stockholders in light of the public health impact of the coronavirus outbreak (COVID-19). Stockholders may submit questions during the Annual Meeting at: www.virtualshareholdermeeting.com/SRCL2021.
Management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions. For technical assistance on the day of the Annual Meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
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STOCK OWNERSHIP
Stock Ownership by Directors and Officers
The following table provides information about the beneficial ownership of shares of our common stock as of March 31, 2021 by (i) each of our directors and director nominees, (ii) each of our named executive officers listed in the Summary Compensation Table herein, and (iii) all of our directors and executive officers as a group:
	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors and Director Nominees
Robert S. Murley(3)	17,134	*
Cindy J. Miller(4)	70,884	*
Brian P. Anderson	13,366	*
Lynn D. Bleil	28,966	*
Thomas F. Chen	35,144	*
J. Joel Hackney, Jr.	5,050	*
Veronica M. Hagen	6,881	*
Stephen C. Hooley	7,516	*
James J. Martell	2,446	*
Kay G. Priestly	6,881	*
James L. Welch	2,446	*
Mike S. Zafirovski	44,543	*
Named Executive Officers
Janet H. Zelenka	13,128	*
Daniel V. Ginnetti	208,737	*
Kurt M. Rogers	4,574	*
S. Cory White	10,119	*
All current directors and executive officers as a group (20 persons)(5)	527,107	*
*	Less than 1%.
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(1)	This column includes the following shares:
Name	Shares of Common Stock Owned	Options Exercisable Within 60 days After March 31, 2021	RSUs/DSUs/PSUs Vesting Within 60 days After March 31, 2021	DSUs
Robert S. Murley	5,209	4,236	3,425	4,264
Cindy J. Miller	19,428	50,098	1,358	—
Brian P. Anderson	5,178	4,236	2,446	1,506
Lynn D. Bleil	2,465	16,522	2,446	7,533
Thomas F. Chen	9,472	21,720	2,446	1,506
J. Joel Hackney, Jr.	2,604	—	2,446	—
Veronica M. Hagen	1,831	—	2,446	2,604
Stephen C. Hooley	—	—	2,446	5,070
James J. Martell	—	—	2,446	—
Kay G. Priestly	1,831	—	2,446	2,604
James L. Welch	—	—	2,446	—
Mike S. Zafirovski	3,415	32,602	2,446	6,080
Janet H. Zelenka	4,965	8,163	—	—
Daniel V. Ginnetti	16,643	192,094	—	—
Kurt M. Rogers	1,740	—	2,834	—
S. Cory White	2,414	6,730	975	—
(2)
Shares of common stock issuable under a derivative security within 60 days after March 31, 2021 are considered outstanding for purposes of computing the percentage of the person holding the security but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	Includes 1,000 shares of common stock held by a limited partnership.
(4)	Ms. Miller is also a named executive officer.
(5)
Includes the holdings included in footnote 1 as well as 13,513 shares of common stock, 34,764 shares of common stock issuable pursuant to stock options that become exercisable within 60 days after March 31, 2021, and 1,015 shares of common stock subject to RSUs/PSUs that will vest within 60 days after March 31, 2021.

Stock Ownership of Certain Stockholders
The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of March 31, 2021 of more than 5% of our outstanding common stock:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,059,103	8.8%
AllianceBernstein L.P.(2) 1345 Avenue of the Americas New York, New York 10105	8,291,254	9.0%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	7,441,782	8.1%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	6,674,470	7.3%
Baillie Gifford & Co.(5) Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland UK	4,765,211	5.2%
(1)
Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group has shared voting power with respect to 60,893 shares, sole dispositive power with respect to 7,922,782 shares and shared dispositive power with respect to 136,321 shares.

(2)
Based on a Schedule 13G/A filed with the SEC on February 8, 2021, AllianceBernstein L.P. has sole voting power with respect to 6,580,133 shares, sole dispositive power with respect to 8,191,816 shares and shared dispositive power with respect to 99,438 shares.

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(3)	Based on a Schedule 13G/A filed with the SEC on February 1, 2021, BlackRock, Inc. has sole voting power with respect to 7,137,656 shares and sole dispositive power with respect to 7,441,782 shares.
(4)
Based on a Schedule 13G/A filed with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power with respect to 3,085,139 shares and sole dispositive power with respect to 6,674,470 shares.

(5)
Based on a Schedule 13G/A filed with the SEC on January 27, 2021, Baillie Gifford & Co. has sole voting power with respect to 4,249,684 shares and sole dispositive power with respect to 4,765,211 shares.

OTHER MATTERS
As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of common stock represented by the proxy in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Any stockholder who wishes to present a proposal for consideration at our 2022 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 15, 2021. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the SEC in order to be included and should be sent to Investor Relations, Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015.
In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2022 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 26, 2022 and no later than February 25, 2022.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2022 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Secretary of the Company no earlier than the close of business on November 15, 2021, and no later than the close of business on December 15, 2021.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the SEC. On the basis of a review of these reports and representations from our directors and executive officers, we believe that all filing requirements for 2020 were satisfied in a timely manner, except that the Form 4s to report the issuance of DSUs in lieu of cash compensation to Ms. Bleil and Mr. Hooley on January 31, 2020 were filed late due to a systems error on the part of a third-party administrator. These Form 4s were filed promptly following the discovery of the error.
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APPENDIX A Definition and Reconciliation of Non-GAAP Measures
Presented below are reconciliations of non-GAAP financial measures discussed in the Compensation Discussion and Analysis section of this proxy statement to the most directly comparable financial measures prepared in accordance with U.S. GAAP. The Compensation Committee believes the adjusted financial metrics used in our incentive compensation programs represent the amounts directly related to the ongoing operations of the business and uses these metrics in evaluating performance. All adjusted financial metrics are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies. Furthermore, adjustments for incentive awards may not be calculated in the same way as our Non-GAAP adjusting items as outlined in our Form 10-K, earnings releases or other stockholder communications. Incentive compensation adjustments may be calculated based on what was included in our plan and changes relative to that plan, this ensures that incentive awards are calculated on a comparable basis and that participants are incentivized appropriately for performance within their control.
Earnings Before Interest and Tax (EBIT) Metric: is defined as Income from Operations in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions)	2020 Total
Income from Operations U.S. GAAP	$31.9
Divestitures[1]	158.9
Litigation, Settlements, and Regulatory Compliance[2]	20.5
Asset Impairment[3]	11.6
Depreciation and Amortization[4]	(13.0)
RISI Rate changes[5]	(10.8)
Wage Subsidy[6]	(6.2)
Foreign Currency[7]	(3.2)
Earnings Before Interest and Tax Metric	$189.6
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the global recall business, a gain related to the divestiture of a subsidiary in Mexico, a charge associated with a previously divested business in Chile, a charge related to the divestiture of the Argentina operations, charges related to the divestiture of the Domestic Environmental Solutions business, and a benefit associated with a contingent consideration release related to a prior acquisition agreement connected with a divested business. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. We neutralized for the Domestic Environmental Solutions business, Argentina, and the global recall business.

(2)	Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement and regulatory compliance matters.
(3)
Asset Impairments include charges related to non-cash impairments associated with rationalization of software application assets and with intangible assets as a result of a discontinuation of a certain service line, and charges related to non-cash impairments for certain long lived assets and permits.

(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results have been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned for using the last known rates; Changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies, primarily from Canada, as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any change in foreign currency exchange rates are excluded for purposes of this incentive metric.
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Free Cash Flow (FCF) Metric: is defined as Cash Flows from Operating Activities calculated in accordance with U.S. GAAP minus cash Capital Expenditures from the Investing Activities section of the Cash Flow Statement. Free Cash Flow excludes specified items outlined in the table below.
(In millions)	2020 Total
Cash Flow from Operations	$530.2
Capital Expenditures	(119.5)
Free Cash Flow	410.7
Divestitures[1]	16.5
Litigation, Settlements, and Regulatory Compliance[2]	14.9
NOL carrybacks under U.S. CARES Act[3]	(113.0)
Government Tax Relief [4]	(29.6)
Gain / Loss on RISI Rate[5]	(7.9)
Wage Subsidiary[6]	(6.2)
Free Cash Flow Metric	$285.5
(1)
Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining pretax income that is in our target is added to the results to neutralize that impact. We neutralized for the Domestic Environmental Solutions business, Argentina, and the global recall business. The pretax income utilizes our targeted effective tax rate of 27%.

(2)
Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement and regulatory compliance matters. The pretax expense for this item utilizes our targeted effective tax rate of 27%.

(3)	U.S. CARES Act net operating loss carryback refunds received in the third and fourth quarters of 2020, which included some interest income.
(4)	Government relief tax-related payment deferrals, roughly split two-thirds U.S. and one-third non-U.S.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned for using the last known rates; Changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation. For cash purposes, we assume an effective tax rate of 27%.

(6)	We received wage subsidies, primarily from Canada, as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
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Earnings per Share (EPS) Metric: is defined as Diluted Earnings per Share in accordance with U.S. GAAP excluding specified items outlined in the table below.
(In millions, except per share data))	2020 EPS
U.S. GAAP Results	$(0.63)
Pre-tax reconciling items:
Divestitures[1]	1.73
Litigation, Settlements, and Regulatory Compliance[2]	0.22
Asset Impairment[3]	0.13
Depreciation and Amortization[4]	(0.14)
Gain / Loss on RISI Rate[5]	(0.12)
Wage Subsidy[6]	(0.07)
Foreign Currency[7]	(0.04)
Income from Operations adjustments	1.72
Interest Expense adjustments[8]	(0.13)
Tax reconciling items:
Targeted effective tax rate (at 27%) impact	(0.26)

Noncontrolling Interests Adjustment[9]	0.02
Earnings per Share Metric	$0.71
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the global recall business, a gain related to the divestiture of a subsidiary in Mexico, a charge associated with a previously divested business in Chile, a charge related to the divestiture of the Argentina operations, charges related to the divestiture of the Domestic Environmental Solutions business, and a benefit associated with a contingent consideration release related to a prior acquisition agreement connected with a divested business. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. We neutralized for the Domestic Environmental Solutions business, Argentina, and the global recall business.

(2)	Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement and regulatory compliance matters.
(3)
Asset Impairments include charges related to non-cash impairments associated with rationalization of software application assets and with intangible assets as a result of a discontinuation of a certain service line, and charges related to non-cash impairments for certain long lived assets and permits.

(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results have been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned for using the last known rates; Changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies, primarily from Canada, as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any change in foreign currency exchange rates are excluded for purposes of this incentive metric.
(8)	A reduction in interest expense as a result of Divestiture proceeds is neutralized in our incentive calculation.
(9)	Non-controlling interest is excluded for purposes of this calculation.
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ROIC (Return on Invested Capital) Metric: is calculated by taking the EBIT Metric (as referenced above) after taxes (using a targeted effective tax rate of 27%) and adding back Intangible Amortization expense (“NOPATA”) and dividing it by the average of the prior two years of Invested Capital. Stericycle uses the following calculation for Invested Capital: Total Assets less Goodwill, less Intangible Amortization, less Cash and Cash Equivalents, less Short-Term Investments, less Current Liabilities, plus Current Portion of Long-Term Debt, plus the adjustments from FCF Metric (as referenced above).
(In millions)	2019 Total	2020 Total
Net Operating Profit After Tax (“NOPAT”)
Income from Operations U.S. GAAP		$31.9
Divestitures[1]		158.9
Litigation, Settlements, and Regulatory Compliance[2]		20.5
Asset Impairment[3]		11.6
Depreciation and Amortization[4]		(13.0)
Gain / Loss on RISI Rate[5]		(10.8)
Wage Subsidy[6]		(6.2)
Foreign Currency[7]		(3.2)
EBIT Metric		189.6
Targeted effective tax rate (at 27%) impact		(51.2)
Adjusted Net Operating Profit After Tax		138.4
Intangible Asset Amortization		124.9
Adjusted NOPATA		263.3

Total Assets	$6,437.0	$5,581.9
Less: Cash	(34.7)	(53.3)
Less: Goodwill	(2,982.2)	(2,819.3)
Less: Intangibles (net)	(1,422.4)	(1,087.4)
Less: Current liabilities	(756.9)	(697.1)
Less: Current portion of Long-term Debt	103.1	91.0
Invested Capital	$1,343.9	$1,015.7
Current Year Free Cash Flow Adjustments (see FCF Table on prior page)		$125.2
Adjusted Invested Capital	$1,343.9	1,140.9
Average Adjusted Capital		1,242.4
ROIC Metric		21.2%
(1)
Divestitures (including Divestiture (Gains) Losses, net) includes a gain related to the divestiture of the global recall business, a gain related to the divestiture of a subsidiary in Mexico, a charge associated with a previously divested business in Chile, a charge related to the divestiture of the Argentina operations, charges related to the divestiture of the Domestic Environmental Solutions business, and a benefit associated with a contingent consideration release related to a prior acquisition agreement connected with a divested business. Since we do not know the timing of future divestitures, our incentive plan targets include all entities that we own at the time these targets are set. After a divestiture occurs, the remaining income from operations that is in our target is added to the results to neutralize that impact. We neutralized for the Domestic Environmental Solutions business, Argentina, and the global recall business.

(2)	Litigation, Settlements, and Regulatory Compliance includes consulting and professional fees related to certain litigation, settlement and regulatory compliance matters.
(3)
Asset Impairments include charges related to non-cash impairments associated with rationalization of software application assets and with intangible assets as a result of a discontinuation of a certain service line, and charges related to non-cash impairments for certain long lived assets and permits.

(4)	Depreciation and Amortization expenses came in lower than what was in the incentive target plan. This favorability in results have been excluded from the incentive metric calculation.
(5)
RISI rates, which measure the average price per ton for Sorted Office Paper, are generally planned for using the last known rates; Changes in RISI rates are tied to macro-economic factors that can be volatile and subject to fluctuations. The financial impact caused by changes in RISI rates compared to our planned rates are excluded from this incentive metric calculation.

(6)	We received wage subsidies, primarily from Canada, as a result of the COVID-19 pandemic. We have removed this subsidy for purposes of this incentive metric.
(7)	Incentive targets are established on a constant currency basis; any change in foreign currency exchange rates are excluded for purposes of this incentive metric.
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APPENDIX B Stericycle, Inc. 2021 Long-Term Incentive Plan
STERICYCLE, INC.
2021 LONG-TERM INCENTIVE PLAN
1. Purpose. The purpose of the Stericycle, Inc. 2021 Long-Term Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2. Definitions. In this Plan, the following definitions will apply.
(a)	“Affiliate” means any entity that is a Subsidiary of the Company
(b)	“Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or Other Stock-Based Awards.
(c)
“Award Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Award Agreement is subject to the terms and conditions of the Plan

(d)	“Board” means the Board of Directors of the Company.
(e)
“Cause” means, unless otherwise defined in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate, the initial occurrence of any one or more of the following, as determined by the Committee or its delegate in its sole discretion: (i) a Participant’s commission of a felony or any crime involving fraud or moral turpitude; (ii) a Participant’s dishonesty or violation of standards of integrity in the course of fulfilling the Participant’s employment duties to the Company or any Affiliate; (iii) a material violation of a policy of the Company or any Affiliate, including without limitation any written policy addressing harassment, discrimination or any other standard of conduct; (iv) a material violation of any written agreement between a Participant and the Company or any Affiliate; (v) failure on the part of the Participant to perform the Participant’s employment duties to the Company or any Affiliate in any material respect (other than due to Disability), after reasonable written notice of such failure and Participant not satisfactorily correcting such failure within ten (10) business days after receiving such written notice; or (vi) failure to comply in any respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Truth in Negotiations Act, or any rules or regulations thereunder.

(f)	“Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1)
An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)	any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;
(B)	any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or
(C)	any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2)	Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.
(3)
A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate

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Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(g)
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)
“Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i)	“Company” means Stericycle, Inc., a Delaware corporation, and any successor thereto.
(j)
“Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k)
“Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l)
“Disability” means, in accordance with Treasury Regulations § 1.409A-3(a), a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment.

(m)	“Employee” means an employee of the Company or an Affiliate.
(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o)
“Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)	“Fair Market Value” means the fair market value of a Share determined as follows:
(1)
If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)
If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)	“Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.
(r)
“Good Reason” means (A) without Participant’s consent, one or more of the following actions or omissions occurs: (I) a material reduction in Participant’s base salary, bonus opportunity or level of incentive plan participation (without replacement of substantially equal value on an aggregated basis) as in effect immediately prior to the Change in Control, (II) the elimination (without replacement) of a material benefit provided to Participant immediately prior to the Change in Control, (III) Participant is required to be based at any office or location more than 50 miles from Participant’s office or location in effect immediately prior to the Change in Control, (IV) any material diminution in Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (V) any material breach of an Award Agreement or the Plan by the Company or the Committee, (B) Participant notifies the Company in writing of the event constituting Good Reason within 90 days after the occurrence of such event and within

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the 24 month period following the Change in Control, (C) the Company has not cured the event constituting Good Reason within 30 days following receipt of the notice from Participant, and (D) Participant terminates employment within 5 days following expiration of the cure period. For the avoidance of doubt, a delay in the delivery of a notice of Good Reason or in Participant’s termination following the lapse of the cure period shall constitute a waiver of Participant’s ability to terminate for Good Reason under this Award Agreement.
(s)	“Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(t)
“Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)	“Non-Employee Director” means a member of the Board who is not an Employee.
(v)
“Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(w)	“Other Stock-Based Award” means an Award described in Section 11 of this Plan.
(x)	“Parent” means a “parent corporation,” as defined in Code Section 424(e).
(y)	“Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(z)	“Plan” means this Stericycle, Inc. 2021 Long-Term Incentive Plan, as amended and in effect from time to time.
(aa)	“Prior Plans” means the Stericycle, Inc. 2017 Long-Term Incentive Plan, the Stericycle, Inc. 2014 Incentive Stock Plan and the Stericycle, Inc. 2011 Incentive Stock Plan.
(bb)
“Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(cc)
“Retirement” means a voluntary termination by Participant of his or her employment with the Company or any of its Subsidiaries, following attainment of (i) age 60 and five years of continuous service (at the time of termination) with the Company or any of its Subsidiaries, or (ii) age 65.

(dd)
“Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Award Agreement, Service shall not be deemed terminated in the case of (i) transfers among the Company and any Affiliates in any Service Provider capacity; or (ii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee)
“Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff)	“Share” means a share of Stock.
(gg)	“Stock” means the common stock, $0.01 par value per Share, of the Company.
(hh)
“Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii)
“Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(jj)	“Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
(kk)
“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(ll)	“Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.
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3. Administration of the Plan.
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)
Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)
determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)
cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)
adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Award Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Award Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)	granting Substitute Awards under the Plan;
(5)	taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and
(6)	requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(c)
Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)
Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)
Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Award Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)
Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

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4. Shares Available Under the Plan.
(a)
Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 2,500,000, plus any Shares of Stock remaining available for future grants under the Prior Plans on the effective date of this Plan. No further awards may be made under the Prior Plans after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)
Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(2)
Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)	Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(4)	Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(b)
Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under a Prior Plan, the Stericycle, Inc. 2008 Incentive Stock Plan, or the Stericycle, Inc. 2005 Incentive Stock Plan (all five of such plans, the “Earlier Plans”) that is outstanding on the effective date of this Plan (an “Earlier Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or an Earlier Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or an Earlier Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or an Earlier Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or an Earlier Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)	Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a) by one Share.
(d)
Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)
No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(f)
Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $750,000.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
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6. General Terms of Awards.
(a)
Award Agreement. Each Award shall be evidenced by an Award Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)
Vesting and Term. Each Award Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the Award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death, Disability or Retirement, (iii) to a Substitute Award that does not reduce the vesting period of the Award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders provided that such annual meetings are at least 50 weeks apart.

(c)
Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Award Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)
Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)
Termination of Service. Unless otherwise provided in an applicable Award Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)
Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)
Upon termination of Service for death or Disability, all unvested portions of any outstanding Awards shall vest in full immediately. If the vesting of any such Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 6(e)(2) at the target level of performance.

(3)
Upon a Retirement, if the Participant provided written notice to the Company of his or her intention to retire at least six months prior to the date of termination of Service due to Retirement, and at least six months have elapsed between the date of grant of the Award and Participant’s termination of service due to Retirement, then outstanding unvested Awards will continue to vest in accordance with their applicable vesting schedule, subject to continued compliance with any restrictive covenant agreement.

(4)
Upon termination of Service for any reason other than death, Disability or Retirement, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(5)
Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(6)
Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

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(f)
Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)
Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Award Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h)
Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or an Earlier Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)
Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Award Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7. Stock Option Awards.
(a)
Type and Exercise Price. The Award Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)
Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)
Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Award Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)	Incentive Stock Options.
(1)
An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its

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Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 2,500,000, subject to adjustment as provided in Section 12(a).
(2)
No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of the Company’s or an Affiliate’s then outstanding Voting Securities, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)
For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)
If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)
The Award Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8. Stock Appreciation Right Awards.
(a)
Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)
Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Award Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Award Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Award Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9. Restricted Stock Awards.
(a)
Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)
Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Award Agreement, a Participant with a Restricted Stock Award shall have all the rights of a stockholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.
(a)
Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the

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extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Award Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)
Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12. Changes in Capitalization, Corporate Transactions, Change in Control.
(a)
Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)
Corporate Transactions. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)
Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award. To the extent vesting of any Award continued, assumed or replaced as provided in this Section 12(b)(1) is subject to satisfaction of specified performance goals, those goals shall be deemed to have been achieved at the target level of performance for purposes of satisfying the performance-based vesting condition and determining the intrinsic value of the Award, but the Award will continue to be subject to any continuing service-based vesting requirements.

(2)
Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)
Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be

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canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
(4)
Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, or, if so provided in an Award Agreement, voluntarily terminates his or her Service for Good Reason, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(c)
Other Change in Control. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, all Awards will continue in accordance with their terms; provided, however, (i) to the extent vesting of any Award is subject to satisfaction of specified performance goals, those goals shall be deemed to have been achieved at the target level of performance as of the date of the Change in Control, but the Award will continue to be subject to any continuing service-based vesting requirements, and (ii) if within 24 months after the Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause or, if so provided in an Award Agreement, voluntarily terminates his or her Service for Good Reason, then (A) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (B) subject to clause (C) below, any Full Value Awards that are not yet fully vested shall immediately vest in full, and (C) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) if the performance goals are deemed to have been satisfied at the target level of performance.

(d)
Dissolution or Liquidation. Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Award Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant, including from payroll, an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, to the extent that any shares are eligible for settlement at the time of taxation, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15. Effective Date, Duration, Amendment and Termination of the Plan.
(a)
Effective Date. The Plan shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

Stericycle, Inc. - 2021 Proxy Statement  89

(b)
Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Award Agreements.

(c)
Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)
Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Award Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e)
No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16. Other Provisions.
(a)
Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)
Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)
Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).

(d)
Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)
Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)
Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

90  Stericycle, Inc. - 2021 Proxy Statement

(g)
Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Award Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)
If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)
If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)
Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)	Forfeiture and Compensation Recovery.
(1)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)
Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Stericycle, Inc. - 2021 Proxy Statement  91

PROXY STATEMENT 2021

Corporate Information

COMPANY HEADQUARTERS

Stericycle, Inc.
2355 Waukegan Road
Bannockburn, IL 60015
800-643-0240
Stericycle.com

INVESTOR RELATIONS

For information on the company, additional copies of this Annual Report or other information, please contact Stericycle at **StericycleIR@Stericycle.com** or **800-643-0240 ext. 2012**. You may also visit the Investor section on the Company website at **Investors.Stericycle.com**.

INDEPENDENT AUDITORS

Ernst & Young LLP
155 N. Wacker Drive
Chicago, Illinois 60606

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 8:30am CT on Wednesday, May 26, 2021 virtually at **www.virtualshareholdermeeting.com/SRCL2021**

TRANSFER AGENT

EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

NASDAQ® SYMBOL

SRCL

SAFE HARBOR STATEMENT

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “may”, “plan”, “will”, “goal”, or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, developments in the COVID-19 pandemic and the resulting impact on the results of operations, long-term remote work arrangements, which may adversely affect our business, precautions we have taken to safeguard the health and safety of our team members which may make certain of our business processes less efficient, measures taken by governmental authorities to prevent the spread of the COVID-19 virus which could disrupt our supply chain, result in disruptions in transportation services and restrictions on the ability of our team members to travel, result in temporary closure of our facilities or the facilities of our customers and suppliers, affect the volume of paper processed by our secure information destruction business and the revenue generated from the sale of sorted office paper (“SOP”), disruptions in our relationships with our team members as a result of certain cost-saving measures, an economic slowdown in the U.S. and other countries resulting from the outbreak of the COVID-19 virus, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, SOP pricing volatility, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, decreases in the volume of regulated wastes or personal and confidential information collected from customers, the ability to implement our new ERP system, disruptions in or attacks on information technology systems, charges related to portfolio optimization or the failure of divestitures to achieve the desired results, failure to consummate transactions with respect to non-core businesses, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and notes, a downgrade in our credit rating resulting in an increase in interest expense, political, economic, inflationary and other risks related to our foreign operations, the outcome of pending or future litigation or investigations including with respect to the U.S. Foreign Corrupt Practices Act, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, failure to maintain an effective system of internal control over financial reporting, delays or failures in implementing remediation efforts with respect to potential future material weaknesses, as well as other factors described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

2355 Waukegan Road
Bannockburn, IL 60015
800-643-0240 | Stericycle.com

Stericycle®

© 2021 Stericycle, Inc. All rights reserved.

Stericycle®

STERICYCLE, INC.
2355 WAUKEGAN RD
BANNOCKBURN, IL 60015

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 25, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRCL2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47238-P47584

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.

The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2, 3 and 4, and AGAINST Items 5 and 6.

		For	Against	Abstain
1.	Election of Directors			
1a.	Robert S. Murley	☐	☐	☐
1b.	Cindy J. Miller	☐	☐	☐
1c.	Brian P. Anderson	☐	☐	☐
1d.	Lynn D. Bleil	☐	☐	☐
1e.	Thomas F. Chen	☐	☐	☐
1f.	J. Joel Hackney, Jr.	☐	☐	☐
1g.	Veronica M. Hagen	☐	☐	☐
1h.	Stephen C. Hooley	☐	☐	☐
1i.	James J. Martell	☐	☐	☐
1j.	Kay G. Priestly	☐	☐	☐
1k.	James L. Welch	☐	☐	☐
1l.	Mike S. Zafirovski	☐	☐	☐
2.	Advisory vote to approve executive compensation	☐	☐	☐
3.	Approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan	☐	☐	☐
4.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021	☐	☐	☐
5.	Stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting "Right"	☐	☐	☐
6.	Stockholder proposal with respect to amendment of our compensation clawback policy	☐	☐	☐

NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D47239-P47584

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Mike S. Zafirovski (the "proxies") as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on March 31, 2021 at the 2021 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 26, 2021 at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2021, and at any adjournment or postponement of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors, i.e., FOR each of the 12 nominees for election as a director (Item 1), FOR the advisory vote to approve executive compensation (Item 2), FOR approval of the Stericycle, Inc. 2021 Long-Term Incentive Plan (Item 3), FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021 (Item 4), AGAINST the stockholder proposal entitled Improve our Excess Baggage Special Shareholder Meeting "Right" (Item 5), and AGAINST the stockholder proposal with respect to amendment of our compensation clawback policy (Item 6). In their discretion, the persons named as proxies are authorized to vote this Proxy on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on reverse side.)